Filed Pursuant to Rule 424(b)(5)
Registration No. 333-91998
333-91998-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 15, 2002)
19,400,000 Shares
La Quinta Corporation
La Quinta Properties, Inc.
Common Stock

La Quinta Corporation and La Quinta Properties, Inc. are offering 19,400,000 shares of paired common stock, each comprised of one share of common stock of La Quinta Corporation and one share of class B common stock of La Quinta Properties, Inc.
Our shares of paired common stock are listed on the New York Stock Exchange under the symbol “LQI.” On May 23, 2005, the last reported sale price of our paired common stock on the New York Stock Exchange was $9.15 per share.
Investing in our paired common stock involves risks. “Risk Factors” begin on page S-3 of the prospectus supplement and page 1 of the accompanying prospectus.

	Per Share	Total

Public offering price	$8.70	$168,780,000
Underwriting discounts and commissions	$0.20	$3,880,000
Proceeds to La Quinta (before expenses)	$8.50	$164,900,000
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Lehman Brothers expects to deliver the shares on or about May 31, 2005.

Lehman Brothers
May 24, 2005

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, including a description of our paired common stock. We refer to this prospectus supplement and the accompanying prospectus collectively as the prospectus. It is important for you to read and carefully consider all information contained in the prospectus. You should also read and carefully consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”
      If there is a conflict or inconsistency between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      You should rely only on the information contained in or incorporated by reference in the prospectus. We have not and the underwriter has not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not and the underwriter is not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in the prospectus is accurate as of any date other than the respective dates of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

      Except as otherwise indicated, when used in the prospectus, the term “LQ Corporation” refers to collectively La Quinta Corporation and those entities owned or controlled by La Quinta Corporation (but excluding La Quinta Properties, Inc.) and the term “LQ Properties” refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by La Quinta Properties, Inc. References to “we,” “us,” “our,” “the companies,” “the La Quinta Companies,” “La Quinta” or similar expressions in the prospectus refer collectively to LQ Corporation and LQ Properties, their subsidiaries and their predecessor entities for the applicable periods, considered as a single enterprise. The term “paired common stock” means the shares of common stock, par value $0.01 per share, of LQ Corporation that are attached and trade as a single unit with the shares of class B common stock, par value $0.01 per share, of LQ Properties.

ii

PROSPECTUS SUMMARY
      You should read the following summary together with the more detailed information regarding our companies and the paired common stock being sold in this offering and our financial statements and notes thereto included in or incorporated by reference in the prospectus.
La Quinta
      La Quinta is one of the largest owner/operators of limited service hotels in the U.S. We provide clean and comfortable guest rooms at affordable prices in convenient locations. We own and operate hotels under our La Quinta, Baymont, Woodfield Suites and Budgetel brands. In addition, we franchise our La Quinta and Baymont brands to independent owner/operators. Our trade names and trademarks include La Quinta®, La Quinta Inn, La Quinta Inn & Suites®, Baymont®, Baymont Inn & Suites®, Woodfield, Woodfield Suites®, Budgetel® and Returns®. As of March 31, 2005, our system of owned, managed and franchised hotels contained 578 hotels, representing approximately 63,500 rooms located across the U.S. and 50 rooms in Canada. As of March 31, 2005, we owned and operated 357 hotels, representing approximately 44,600 rooms, and our franchisees operated 221 hotels, representing approximately 19,000 rooms (including one managed Baymont Inn & Suites representing 95 rooms), under our brands. We strive to design hotels that attract both business and leisure travelers seeking consistently clean and comfortable rooms that generally are comparable to those of mid-priced, full service hotels, but at lower average room rates.
      LQ Corporation was incorporated in the state of Delaware on August 23, 1979. LQ Corporation operates and manages hotel properties that its subsidiaries own or that it leases from its other controlled subsidiaries, including LQ Properties. In addition, our franchising programs are operated through subsidiaries of LQ Corporation. The common stock of LQ Corporation and the class B common stock of LQ Properties are attached and trade together and may be held or transferred only in units consisting of one LQ Corporation common share and one LQ Properties class B common share.
      LQ Properties, a controlled subsidiary of LQ Corporation, is a self-administered real estate investment trust, or REIT, that was incorporated in the state of Delaware on August 23, 1979. Most of our company owned hotels are owned by LQ Properties or one or more of its direct and indirect subsidiaries. Due to certain tax laws restricting REITs from deriving revenues directly from the operation of hotels, our hotel properties are leased to a subsidiary of LQ Corporation.
      Our principal executive offices are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038. Our telephone number is (214) 492-6600. We maintain a website at www.LQ.com. The contents of our website are not part of or incorporated by reference in the prospectus.

The Offering

Paired common stock offered by us	19,400,000 shares

Paired common stock to be outstanding after this offering	200,899,726 shares

Use of proceeds	Our net proceeds from this offering are estimated to be approximately $164.7 million after deducting the estimated underwriting discount and commissions and our estimated expenses. We intend to use the net proceeds from this offering for general corporate purposes, including for potential:

• acquisitions of lodging properties, lodging companies or brands;

• hotel development or redevelopment projects;

• debt reduction; or

• redemption of preferred stock.

NYSE symbol	“LQI”

Ownership limitation	The shares of our paired common stock are subject to ownership limitation. See “Information About Our Capital Stock — Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26 of the accompanying prospectus.
      The number of shares of paired common stock to be outstanding after this offering is based upon 181,499,726 shares outstanding as of April 30, 2005. This number excludes (i) 9,948,725 shares of paired common stock reserved for issuance upon the exercise of options which we have granted and which were outstanding on April 30, 2005, 6,423,626 of which are currently exercisable, (ii) approximately 536,000 shares of paired common stock awarded in May 2005 under the La Quinta Corporation 2005 Incentive Compensation Plan, of which approximately 41,000 shares vest immediately and 494,500 shares have a three or four year vesting schedule, and (iii) 1,284,000 shares of paired common stock reserved for issuance upon the exercise of options granted in May 2005, none of which are currently exercisable.
Risk Factors
      You should read the “Risk Factors” section of this prospectus supplement beginning on page S-3 for a description of many of the risks associated with an investment in our paired common stock.
Additional Information
      For a more complete description of our business and properties, you should refer to our joint annual report on Form 10-K for our fiscal year ended December 31, 2004, our most recently completed fiscal year as of the date of this prospectus supplement, and to our joint quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2005.
      Our joint annual report on Form 10-K includes in continuing operations 17 hotels, including one hotel that is subject to full condemnation, that have been reclassified as discontinued operations in our joint quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2005. The references to numbers of hotels and rooms as of March 31, 2005 have been adjusted and do not include the 17 hotels that have been reclassified as discontinued operations. Furthermore, two additional hotels, one of which is held through a joint venture, were classified as discontinued operations during the second quarter of 2005, and will be presented as such in our financial statements for such period.

RISK FACTORS
      An investment in our paired common stock involves a significant degree of risk. Before you decide to invest, you should consider carefully all of the information in the prospectus and, in particular, the following factors. Some statements in “Risk Factors” are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Associated with our Industry

Our strategic focus on our lodging business exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our business.
      Our financial performance, and consequently the market value of our securities, are subject to the risk that our hotel properties may not generate sufficient revenues to operate profitably and provide cash flow sufficient to pay operating expenses and fund debt service obligations. Also, our cash flow from operations, together with our ability to attract additional capital, may be insufficient to fund needed capital expenditures. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties:

•	changes in the national, regional and local general economic climate, including the severity and duration of an economic downturn;

•	weather conditions;

•	competition from comparable hotels, many of which have greater marketing and financial resources than us;

•	the desirability of particular locations;

•	the quality, philosophy and performance of our lodging facility managers and supervisors;

•	changes in product preferences;

•	decreases in the demand for our lodging facilities as a result of technological developments;

•	availability of qualified labor;

•	changes in room rates to meet market conditions or to stimulate demand;

•	increases in our operating costs;

•	capability of our management information systems;

•	the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

•	sudden changes in travel patterns caused by factors such as terrorist attacks and U.S. military actions;

•	increases in travel expenses that reduce business and leisure travel; and

•	fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

Failure of the lodging industry to continue to improve could adversely affect lodging demand, which in turn could materially impact our operating results and limit our ability to achieve our long-term growth strategies.
      Our strategy is focused on the lodging industry, and we cannot assure you that lodging industry fundamentals will continue to improve or remain at their current level. Economic slowdowns and world events outside our control, such as terrorism, have already adversely affected the lodging industry in the recent past, and if these events reoccur, they may adversely affect the lodging industry in the future. In the event conditions in the lodging industry do not continue to improve as we expect or get worse, our ability to execute our business strategies could be adversely affected, which, in turn, could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.
      Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full service, limited service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas at affordable and competitive room rates, quality of accommodations, name recognition, service levels and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels may lower their rates to a level comparable to those of limited service hotels such as ours that, in turn, may further increase competitive pressure in our markets. In the future, competing hotels may more effectively compete for guests in our markets, and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings.

Our business and operations are subject to extensive federal, state and local legislation and other governmental regulation which could result in increased operating costs and reduce our earnings.
      Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings.
      We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act and regulations of the New York Stock Exchange, or NYSE. Our hotel properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if pursuant to the Americans with Disabilities Act we are required to make substantial alterations to, and capital expenditures for, our hotel properties, including removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will adversely affect our cash flow and results of operations.

We may utilize joint venture partnerships, over which we may have limited control, for hotel acquisitions and/or development.
      We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures that are consolidated in our financial statements. Our share of the aggregate revenue of these two joint ventures was approximately $2.3 million and $0.6 million for the year ended December 31, 2004 and for the three months ended March 31, 2005, respectively. Furthermore, at December 31, 2004 and at March 31, 2005, our interest in the assets held by these two joint ventures aggregated approximately

$7.5 million and $7.1 million, respectively. Joint venturers often share control over the operation of the joint venture assets. Actions by a joint venturer could subject such assets to additional risks, including:

•	our joint venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

•	our joint venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

•	our joint venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.
      All of the foregoing could diminish our market share and reduce our earnings.
      Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venturers. Also, our joint venturers could take actions binding on the joint venture without our consent.

Our failure to obtain and maintain proper insurance on our hotel properties and our business could have a material adverse effect on our financial resources.
      We are responsible for insuring our hotel properties as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the ordinary course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our hotel properties, including liability, fire and extended coverage. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorist acts, which may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits, deductibility provisions of insurance and the appropriateness of self-insuring, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance coverage and caused insurance costs to increase. We may not be able to obtain or renew insurance policies or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might preclude us from using insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property.
      In addition, insurance coverage for our hotel properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected.
Risks Related to Our Business

Our hotel properties are geographically concentrated, which exposes our business to the effects of regional events and occurrences.
      Our hotels currently are concentrated in the midwestern, western and southern regions of the U.S. Specifically, at March 31, 2005, approximately 33% of our company owned rooms were located in ten markets. These ten markets were: Dallas/ Ft. Worth, Houston, San Antonio, Denver, Austin, Chicago, New Orleans, Atlanta, Orlando and Phoenix. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in these regions and markets; and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the U.S. The concentration of hotel properties in one region or a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors’ properties in these markets and higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our hotel properties are subject to the effects of adverse weather conditions, such as winter storms, hurricanes and tornados, which have in the past caused damage such as flooding and other damage to our hotel properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our hotel properties could require us to close all or substantially all of our hotel properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

We may be unsuccessful in increasing our cash flow from our company owned hotels.
      We may not be successful in our strategy of increasing cash flow through increased profit contributions from our company owned hotels due to the following factors:

•	we may be unsuccessful in controlling costs;

•	demand may not increase, or may decrease, for our hotel rooms;

•	we may not be successful in attracting new corporate business and leisure travel customers; and

•	our marketing and sales efforts may not result in increasing our revenue per available room, or RevPAR.
      All of these factors could impede our strategies to increase our cash flow, which could increase our operating costs and reduce our earnings.

We must successfully compete for franchisees or our franchising programs will not develop into a meaningful component of our business.
      We may not be successful in our strategy of increasing our revenues through the growth of our franchising programs. The lodging business is a heavily franchised industry. While the La Quinta brand has been in existence since 1968, we only introduced the La Quinta franchising program in the fall of 2000 and added the Baymont brand franchising program in September 2004. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising programs and develop them into a long-term meaningful component of our business that enhances our profitability. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise programs, it could diminish our market share and reduce our earnings and cash flow.

Our franchising programs depend upon third party owners/operators who may not fulfill their franchising obligations, including failing to make payments to us and failing to maintain quality control over the use of the La Quinta and Baymont brands.
      The success of our franchise programs is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

•	payment of royalties and other fees;

•	ongoing capital expenditures and maintenance; and

•	proper usage and protection of the La Quinta and Baymont brands and related trademarks.
      In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third party franchisees may not appropriately use and protect our brands, which may decrease their value or expose them to legal challenges.

Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.
      Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

•	we may be unable to proceed with the development and redevelopment of properties if we cannot obtain financing upon terms that are favorable to us or at all;

•	we might not find appropriate, strategically located properties at commercially reasonable prices;

•	our redevelopment efforts may not achieve the desired operating results;

•	developed properties may not meet stipulated minimum returns; or

•	we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.
      In addition, we may from time to time experience shortages of materials or qualified tradespeople or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenues and increased costs.
      Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenues. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties.

We may be unsuccessful in identifying and completing acquisition opportunities for other lodging properties, lodging companies and/or brands, which would limit our ability to implement our long-term growth strategies and may result in significant costs that may not be allocated to successful acquisitions.
      We compete with other lodging and leisure companies for potential lodging properties, lodging companies and/or brand acquisition opportunities. These potential acquisitions may include acquisitions in the limited service lodging segment, as well as in other segments of the lodging industry where we do not presently operate including the full service, all suites or extended stay segments. Some of our competitors operate in segments outside of the limited service lodging segment and may, as a result, be in a better position to assess the risks associated with potential acquisitions outside of our current lodging segment. In addition, some of our competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to assume more risk than we choose to manage, including risks of a company’s creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring lodging properties, lodging companies and/or brands.
      We also may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions that we are subsequently unable to complete. These significant costs could materially impact our operating results, as they would generally be expensed in the time period during which they are incurred. In addition, our management’s attention to acquisitions that we subsequently do not complete would divert their attention from our business, as well as other potential growth opportunities, which could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

We may incur a variety of costs in making acquisitions and never realize the anticipated benefits.
      If appropriate opportunities become available, we might attempt to acquire additional lodging properties, lodging companies and/or brands that we believe fit our asset and operating profiles. Currently, however, we are not a party to any material definitive acquisition agreements. These acquisitions may include properties, companies or brands that operate in the limited service lodging segment, or in other segments of the lodging industry, including the full service, all suites or extended stay segments. If we pursue any additional acquisition opportunities, the process of negotiating the acquisition and integrating an acquired lodging property, lodging company and/or brand might result in operating difficulties and substantial expenditures and might require significant management attention that would otherwise be available for the ongoing development of our business. In addition, acquisitions made outside of the limited services lodging segment may require additional infrastructure and personnel to support the more complex operations of lodging properties that offer more services and amenities. Moreover, we might never realize the anticipated benefits of any acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, incurrence of debt, contingent liabilities or increased impairment or amortization expenses related to tangible and intangible assets.

Investment returns from our acquisition of other lodging properties, lodging companies and/or brands may be lower than anticipated.
      Even if we are able to successfully identify and acquire other lodging properties, lodging companies and/or brands, these new acquisitions may fail to perform as expected, or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to the standards established for its intended market position or the costs to integrate an acquired lodging property, lodging company and/or brand with our existing operations or to operate an acquired lodging property, lodging company and/or brand in another segment of the lodging industry. Any underestimation of costs could increase our operating costs and consequently reduce our earnings.

Integration of acquired operations may be difficult and may lead to adverse effects.
      The success of any acquisition of a lodging property, lodging company or brand, including our acquisition of substantially all of the assets of the limited service lodging division of the Marcus Corporation that we completed in 2004, which we refer to as the Acquisition, will depend, in part, on our ability to realize the anticipated cost savings and growth opportunities from integrating the acquired lodging business with our business. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of the acquired business. The integration of all or part of one company with and into another independent company is a complex, costly and time-consuming process. The difficulties of combining the operations of these companies include among others:

•	coordinating sales, distribution and marketing functions;

•	integrating acquired properties, companies or brands into our internal and outsourced systems, controls and procedures;

•	integrating information systems;

•	preserving the important licensing, distribution, marketing, customer and other relationships of the acquired business;

•	in the event acquisitions in other lodging segments are made, retaining and/or hiring additional managers and other employees with experience in the acquired area;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	preserving the business’ goodwill with its existing franchisees;

•	coordinating geographically separate organizations;

•	successfully converting hotels from one brand to another brand; and

•	to the extent we elect to do so, integrating acquired properties, companies and/or brands that may be outside of the limited service lodging segments into our systems, policies and procedures that were designed for a limited service lodging business.

      We may not accomplish the integration of acquired lodging properties, lodging companies or brands smoothly or successfully. The diversion of the attention of our management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from any acquisitions that we have done or may do and may adversely affect our other businesses.

We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies, or could be negatively perceived in the capital markets.
      Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of our senior management team. Although we have entered into employment agreements with most of the members of our senior management team, there is no guarantee that they will remain employed with us. Our senior management team is particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management team members have over 25 years of experience in lodging and lodging related industries. It could be difficult for us to find replacements for our key personnel, as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our securities.

Changes in market conditions could adversely affect the market price of our securities.
      Similar to other securities, the market value of our securities depends, to a large extent, on various market conditions, which may change from time to time. Among the market conditions that may affect the market value of our securities are the following:

•	the extent of investor interest in us;

•	the attractiveness of our securities in comparison to other securities, including securities issued by other real estate based or lodging companies;

•	our financial performance; and

•	general stock, bond and real estate market conditions.
      The market value of our securities is based primarily upon the market’s perception of the lodging industry and our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and our brands, and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities will diminish.
Risks Related to Our Debt

The level of our indebtedness, including additional borrowings that we may incur in the future, could adversely affect our financial health.
      As of March 31, 2005, we had a total indebtedness of approximately $925.6 million. We currently have the ability to incur additional debt under the terms of our senior credit facility and we may incur substantial additional debt in the future. In addition, our outstanding senior notes do not restrict our ability to incur additional debt, which may be significant, through subsidiaries that are classified as unrestricted subsidiaries under the terms of our senior notes; provided that the debt is non-recourse beyond the unrestricted subsidiary. Accordingly, we may incur additional debt directly or through our subsidiaries to fund capital expenditures and acquisitions of lodging properties, lodging companies and/or brands. If new debt is added to our subsidiaries’ current debt levels, the related risk that we and our subsidiaries face would increase.

      Our indebtedness could have important consequences to holders of our securities. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Our senior credit facility contains certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under, or extend the maturity date of, our senior credit facility and, under certain circumstances, could accelerate the amount due under our senior credit facility and result in the acceleration of all of our outstanding indebtedness.
      We depend upon our senior credit facility for a portion of our operating funds. Our senior credit facility, which matures in April 2007, subjects us to certain financial covenants, and includes restrictions on our ability to engage in certain activities. Our debt securities also contain financial covenants, restrictions and limitations on our ability to incur indebtedness. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, had an adverse effect on the lodging industry during 2001 through 2003. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the lodging industry. Accordingly, there is a risk that we may not meet one or more of these financial covenants if similar events occur in the future. If we violate or fail to comply with any of the financial or other covenants in the senior credit facility or debt securities, there may be a material adverse effect on us. Most notably, we may be unable to borrow additional funds under our senior credit facility, and the outstanding debt under our senior credit facility and debt securities could become immediately due. If we are unable to satisfy a covenant under our senior credit facility, we would request a waiver or amendment from our bank group. If the lenders under our senior credit facility did not agree to such a waiver or amendment, an event of default thereunder would occur, and the outstanding debt under our senior credit facility could become immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives and, if we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income.
      We may have to rely on third party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may or may not be available on favorable terms or at all. Our access to third party sources of capital depends upon a number of factors, including general market conditions, the market’s perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our shareholders’ interests and additional debt financings may further leverage us. If we are unable to access third party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income.

Rising interest rates would increase our interest costs and reduce our earnings.
      We may incur indebtedness that bears interest at variable rates. Accordingly, if we do incur such indebtedness and short-term interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow, ability to service debt and ability to re-invest in our operations. We may also incur indebtedness that bears interest at fixed rates. If future long-term rates increase prior to such debt issuance, our interest expense would be higher.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control, and if we are not able to raise or generate sufficient amounts of cash, we will not be able to pay our indebtedness.
      Our ability to make debt service payments, to refinance our indebtedness and fund planned capital expenditures, marketing, franchising and development activity will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      If our business does not generate sufficient cash flow from operations or future borrowings are not available to us under our senior credit facility or otherwise in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. In that case, we will not be able to repay our indebtedness. Our failure to make the required interest and principal payments on our indebtedness would result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.
Risks Associated With Our Investment In Real Estate

Our business is subject to risks associated with real estate investments.
      Because we own hotels and own and lease other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

•	changes in national economic conditions;

•	changes in local economic conditions and neighborhood characteristics;

•	changes in interest rates;

•	changes in the availability, cost and terms of loans;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in other operating expenses;

•	increases in the real property taxes that we pay;

•	failure of our tenants to perform their obligations under their leases;

•	adverse changes in governmental rules and fiscal policies;

•	condemnation and adverse changes in zoning laws;

•	civil unrest, war or terrorist attacks;

•	acts of God, including earthquakes, hurricanes, floods, winter storms and other natural disasters (that may result in uninsured losses); and

•	other factors.

      Any of these factors could impact the amount of income earned and capital appreciation generated by a hotel property, as well as expenses incurred. For example, from time to time we evaluate our hotels to determine whether renovation or ongoing maintenance work is required. We expended approximately $31.9 million and $4.3 million for the year ended December 31, 2004 and for the three months ended March 31, 2005, respectively for capital improvements related to our lodging properties and we expect to undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotels to customers during such renovations. As a result, renovations may increase our expenses and reduce our cash flows and our revenues.
      Our other operating expenses are primarily comprised of property taxes and insurance expenses. As a result of the Acquisition, we currently anticipate these expenses will increase in proportion to the number of hotels acquired in the Acquisition. The assessed values of some of the acquired properties may also be increased, resulting in higher property taxes in the future. Additionally, property taxes may increase as a result of changes in tax laws and insurance premiums may increase.
      We have leasing arrangements with various tenants who operate restaurants on our properties. The terms of these leases vary between one year and over fifteen years. For the three months ended March 31, 2005, the leases generated approximately $1.2 million, or approximately 0.7% of our total revenues. If these leasing arrangements terminate, there is no guarantee that we will be able to enter into other arrangements on similar terms.

The illiquidity of real estate as an investment limits our ability to sell hotel properties quickly in response to market conditions.
      Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly or be able to secure suitable financing to consummate a transaction or we may not be able to sell hotel properties on terms favorable to us. Furthermore, sales of certain appreciated hotel properties could generate material adverse tax consequences, which may affect our ability to sell hotel properties in response to market conditions and adversely affect our ability to generate cash flows.

We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could increase our operating expenses.
      Our hotel properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income.

Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our hotel properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.
      Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

•	as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	environmental laws typically impose clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.
      These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination and, therefore, we could bear the costs of removing these liens.

The presence, maintenance and removal of asbestos in our hotel properties could result in fines and penalties.
      Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our hotel properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

•	properly manage and maintain the asbestos;

•	notify and train those who may come into contact with asbestos; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.
      Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could significantly increase our operating costs and reduce our earnings.

The existence of mold in our hotel properties could result in substantial costs or restrictions on the use of our properties.
      We have discovered that some of our hotel properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at some of our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one hotel property, the cost of remediation to date has not been material. However, remediation costs may substantially increase if there is mold in our other properties or if costs related to mold such as legal and insurance expense continue to increase rapidly, which could significantly increase our operating costs and reduce our earnings.
Risks Associated with LQ Properties and its Status as a REIT

Failure of LQ Properties to qualify as a REIT would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for payment of dividends to holders of class B common stock.
      If LQ Properties fails to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Internal Revenue Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.
      If LQ Properties fails to qualify as a REIT, we could face adverse tax consequences that could substantially reduce, or possibly eliminate, our available funds for, among other things, payment of dividends to holders of class B common stock for each of the years involved because LQ Properties:

•	would not be allowed a deduction for any dividends paid to shareholders in computing its taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year that it was disqualified.

LQ Properties is subject to some taxes even if it qualifies as a REIT.
      Even if LQ Properties qualifies as a REIT, it is subject to some federal, state and local taxes on its income and property. For example, LQ Properties pays taxes on certain undistributed income and is subject to a 100% tax on net income derived from “prohibited transactions.” LQ Properties may also be taxed on all or a portion of the gain recognized from the sale of lodging assets acquired from its predecessor as a result of the La Quinta merger (July 1998). LQ Properties is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by LQ Properties with respect to any calendar year are less than the sum of:

•	85% of LQ Properties’ ordinary income for that year;

•	95% of LQ Properties’ capital gain net income for that year; and

•	100% of LQ Properties’ undistributed income from the prior year.
      Additionally, LQ Properties’ income derived from properties located in some states may be subject to local taxes.

LQ Properties may need to borrow money in the future to meet its minimum distribution requirements and to continue to qualify as a REIT.
      LQ Properties’ ability to make distributions to shareholders could be adversely affected by increased debt service obligations if it needs to borrow money in the future in order to maintain its REIT qualification. For example, differences in timing between when LQ Properties receives income and when it has to pay expenses could require LQ Properties to borrow money to meet the minimum distribution requirements applicable to REITs. The incurrence of large expenses also could cause LQ Properties to need to borrow money to meet this requirement. LQ Properties might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. However, there is no assurance that we will be able to obtain additional money or that we may borrow such money on favorable terms.

LQ Properties may lose or be restricted in its use of its net operating losses.
      As of December 31, 2004, LQ Properties and its taxable REIT subsidiaries had net operating loss, or NOL, carryforwards of approximately $178.3 million, of which approximately $154.6 million is available to reduce amounts otherwise required to be distributed by LQ Properties to its shareholders to maintain its REIT status. LQ Properties’ ability to utilize those NOLs could be limited in the event that the Internal Revenue Service, or IRS, successfully challenges the calculation of the NOLs in prior years or if it does not generate sufficient income to be offset by the NOLs prior to the expiration of the NOLs. A reduction in LQ

Properties’ NOLs would result in a corresponding increase in its REIT distribution requirements. It is possible that the amount of any under distribution for a taxable year could be corrected with a “deficiency dividend” as defined in Section 860 of the Internal Revenue Code, however, interest may also be due to the IRS on the amount of this under distribution.
      LQ Properties’ future use of NOLs for tax purposes could be substantially limited if an “ownership change,” as defined under Section 382 of the Internal Revenue Code, were to occur. To the extent the NOL carryforwards cannot be fully utilized under these limitations within the carryforward periods, the NOL carryforwards will expire unutilized. Accordingly, after any ownership change, LQ Properties’ ability to use its NOLs to reduce or offset taxable income would be substantially limited or not available under Section 382. In general, a company reaches the “ownership change” threshold if the “5% shareholders” increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points. The ownership interest is measured in terms of total market value of a company’s capital stock. LQ Properties is not aware of any acquisition of shares of its capital stock that has created an “ownership change” under Section 382. Since the change in ownership rules applicable to NOLs apply to shareholders owning 5% or more of the stock of a corporation, and the ownership limitations in LQ Properties’ charter apply only to interests in excess of 9.9%, it is possible to have an ownership change for purposes of limiting the use of LQ Properties’ NOLs.
      If LQ Properties is required to make taxable income distributions to its shareholders to satisfy required REIT distributions, all or a substantial portion of these distributions, if any, may require the borrowing of additional funds or be in the form of non-cash dividends. There can be no assurance that it will be able to borrow additional funds at that time or that such non-cash dividends would satisfy the REIT distribution requirements and, as such, it could lose its REIT status or may not be able to satisfy its obligations under the operative documents evidencing its debt.
Risks Relating to an Investment in our Paired Common Stock

Provisions of our charters and bylaws could inhibit changes in control that could be beneficial to our shareholders.
      Certain provisions of our charters and bylaws may delay or prevent a change in control or other transactions that could provide our shareholders with a premium over the then-prevailing market price of their paired common stock or that might otherwise be in their best interest. In addition to staggered boards of directors, our charters generally prohibit ownership, directly, indirectly or beneficially, by any single shareholder of more than 9.9% of our equity stock. We refer to this limitation as the “ownership limit.” Our boards of directors may waive or modify the ownership limit with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties’ status as a REIT for federal income tax purposes. Shares owned in violation of the ownership limit will be treated as “excess stock” and will be subject to loss of rights to distributions and voting and other penalties. The ownership limit may also have the effect of inhibiting or impeding a change in control. These restrictions on transferability and ownership also will not apply if our boards of directors determine that it is no longer in the best interest of LQ Properties to attempt to qualify, or to continue to qualify, as a REIT.

There is a possibility that there will be amendments to or elimination of the pairing arrangement, which may, in turn, impact LQ Properties’ status as a REIT.
      Each share of common stock of LQ Corporation is attached to and trades together with the class B common stock of LQ Properties. Under LQ Corporation’s and LQ Properties’ charters, the respective board of directors may modify or eliminate this pairing arrangement without the consent of its respective shareholders at any time if that board of directors no longer deems it in the best interests of LQ Corporation and LQ Properties, as the case may be, for their shares to continue to be attached and trade together. At this time, neither board of directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances that the respective boards might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure, the financing or completion of acquisitions that impair LQ Properties’ ability to continue to qualify as a REIT and the determination that the restrictions imposed upon LQ Properties as a result of its REIT status are preventing us from pursuing strategic opportunities that may be in our best interest. With respect to such determination, the respective board of directors must fulfill at all times its respective fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the respective board of directors would terminate the pairing arrangement.
      If the La Quinta boards of directors were to terminate the pairing arrangement, LQ Properties’ status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which could reduce our earnings.

The class B common stock may be redeemed for nominal value at any time, subject to certain important limitations.
      LQ Properties may redeem the class B common stock for nominal value provided that the class B common stock remains paired with the common stock of LQ Corporation and that no additional shares of class B common stock are outstanding and unpaired. Although in form such redemption price is nominal, the redemption mechanic is designed to cause the holders of the class B common stock to transfer such stock to LQ Corporation as a capital contribution, with a corresponding increase in the value of their existing common stock of LQ Corporation. LQ Properties may exercise its redemption right at any time. Accordingly, the class B common stock could be redeemed before holders of the class B common stock receive any dividends.

LQ Properties’ Board of Directors could terminate LQ Properties’ status as a REIT and LQ Properties’ taxable income would then be subject to federal income taxation resulting in an increase to its liabilities for taxes.
      LQ Properties’ board of directors could terminate LQ Properties’ status as a REIT without the consent of its shareholders. Under LQ Properties’ charter, the board of directors of LQ Properties may terminate its REIT status at any time if the board of directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Internal Revenue Code as a REIT. The board of directors of LQ Properties has not yet determined the circumstances under which LQ Properties’ status as a REIT would be terminated. However, circumstances that the board may consider in making such a determination may include, for example:

•	the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT;

•	LQ Properties no longer being able to satisfy the REIT requirements;

•	The completion or financing of acquisitions that impair LQ Properties’ ability to continue to qualify as a REIT; or

•	The determination that the restrictions imposed upon LQ Properties as a result of its REIT status are preventing us from pursuing strategic opportunities that may be in our best interest.
      With respect to this determination, the board of directors must fulfill at all times its fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the board of directors would terminate LQ Properties’ status as a REIT.
      If LQ Properties’ REIT status is terminated, its taxable income will be subject to federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties had, as of December 31, 2004, federal NOL carryforwards of approximately $178.3 million that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT.

Because we do not currently pay dividends on our paired common stock, shareholders will primarily benefit from an investment in our paired common stock only if they appreciate in value.
      We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our paired common stock in 2005. As a result, the success of an investment in our paired common stock will depend substantially upon future appreciation. There is no guarantee that our paired common stock will appreciate in value or maintain their current value.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      The prospectus, including the information incorporated by reference into the prospectus, contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project” and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements and are including this statement for purposes of complying with these safe harbor provisions. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Although we believe the forward-looking statements are based on reasonable assumptions, we can give no assurance that their expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of various uncertainties and other factors, including without limitation, the risks described in the prospectus and those identified in our annual, quarterly and current reports incorporated by reference herein. These risks and uncertainties include those related to our lodging business, our investments in real estate, LQ Properties’ status as a REIT, our capital expenditures and requirements, our corporate structure and our debt and liquidity needs, our acquisition-related risks, including our ability to identify candidates that meet our financial and strategic criteria, our ability to successfully complete any acquisition that we may enter into, and to effectively integrate the business of any company that we may acquire (including our ability to successfully integrate Baymont Inn & Suites and Woodfield Suites into our operations), as well as risks and uncertainties related to our industry, the economy, weather conditions, the aftermath of U.S. military action in Iraq, the possibility of further terrorist attacks on the U.S. and global affairs. In addition, the prospectus and the documents incorporated by reference in the prospectus contain statistical and other data that have been obtained from, or compiled by information provided by, third parties including Smith Travel Research. This underlying statistical and other data were not prepared by us and we accept no responsibility for the accuracy of this data.
      You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.
      We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

USE OF PROCEEDS
      We expect to receive net proceeds from this offering of approximately $164.7 million after deducting the estimated underwriting discounts and commissions and our estimated expenses. We intend to use the net proceeds from this offering for general corporate purposes, including for potential:

•	acquisitions of lodging properties, lodging companies or brands;

•	hotel development or redevelopment projects;

•	debt reduction; or

•	redemption of preferred stock.
      We have discussions from time to time with owners of lodging properties and brands and with representatives of lodging companies that meet in each case our asset and operating profiles. At this time, we have not entered into any definitive agreements to acquire any material lodging properties, or any lodging companies or brands, with the net proceeds from this offering.
      We will invest the net proceeds from this offering in short-term, interest-bearing investment grade obligations until the net proceeds are applied as described above.

CAPITALIZATION
      The following table sets forth our capitalization as of March 31, 2005:

•	on an actual basis; and

•	on an as adjusted basis, to give effect to the completion of this offering and our estimated offering expenses based on the offering price of $8.70 per share.
      You should read this table in conjunction with the “Risk Factors” and “Use of Proceeds” sections of this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in our most recent periodic reports filed with the Securities and Exchange Commission, or SEC and incorporated by reference in the prospectus.

	As of March 31, 2005

	Actual	As Adjusted

	(unaudited)
	(in thousands)
Cash and cash equivalents	$80,263	$245,011

Notes payable:
7.4% due in September 2005	$100,000	$100,000
Rates between 7.3% and 8.625% due from September 2005 to September 2015	40,500	40,500
7.27% due in February 2007	50,000	50,000
7% due in August 2007	160,000	160,000
7.33% due in April 2008	50,000	50,000
8.875% due in March 2011	325,000	325,000
7.0% due in August 2012	200,000	200,000
7.82% due in September 2026	120	120

Total debt, including current maturities	$925,620	$925,620

Minority interest	$205,650	$205,650
Shareholders’ equity:
Stock and additional paid in capital	$3,694,297	$3,859,045
Accumulated other comprehensive income	447	447
Unearned compensation	(5,691)	(5,691)
Accumulated deficit	(2,299,458)	(2,299,458)

Total shareholders’ equity	1,389,595	1,554,343

Total capitalization	$2,520,865	$2,685,613

PRICE RANGE OF PAIRED COMMON STOCK
      The following table sets forth the high and low sale prices per share for our paired common stock for the periods indicated as reported on the NYSE.

	Price Range of
	Paired Common
	Stock

	High	Low

Year Ended December 31, 2003
First Quarter	$4.63	$2.96
Second Quarter	$4.73	$2.90
Third Quarter	$6.45	$4.17
Fourth Quarter	$6.64	$5.55
Year Ended December 31, 2004
First Quarter	$7.98	$6.28
Second Quarter	$8.40	$6.91
Third Quarter	$8.80	$6.80
Fourth Quarter	$9.26	$7.52
Year Ending December 31, 2005
First Quarter	$9.38	$8.28
Second Quarter (through May 23, 2005)	$9.20	$7.95
      On May 23, 2005, the last reported sale price of our paired common stock on the NYSE was $9.15. As of April 30, 2005, there were 181,499,726 shares of our paired common stock outstanding which were held by approximately 7,220 record holders.
DIVIDEND POLICY
      In order to qualify for the beneficial tax treatment accorded to REITs, LQ Properties is generally required each year to distribute to its preferred and common shareholders at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain.
      During the fiscal years ended December 31, 2004 and 2003, LQ Properties paid $225 million and $30 million in dividends, respectively, to LQ Corporation, the sole holder of its class A common stock.
      In connection with the January 2002 reorganization, LQ Properties’ shareholders approved the terms of LQ Properties’ class B common stock, which provide that no dividends will be paid on LQ Properties’ class B common stock prior to 2005. Commencing in 2005, LQ Properties may begin paying dividends on its class B common stock of up to $0.10 per share per annum in preference to payment of dividends on shares of its class A voting common stock that is presently held by LQ Corporation. There is no requirement to pay dividends on LQ Properties class B common stock at any time and unpaid dividends on LQ Properties’ class B common stock do not accumulate from year-to-year. Future dividends may be declared at the discretion of our boards of directors and will depend upon cash flow, our financial condition, our capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, and other factors that our boards of directors may consider relevant. We do not currently expect to pay any dividends on the class B common stock or the LQ Corporation common stock in 2005.

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a supplemental discussion of additional material federal income tax considerations and should be read together with the discussion under “Federal Income Tax Considerations and Consequences of Your Investment” beginning on page 44 of the accompanying prospectus, and is subject to the assumptions and limitations therein.
      We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.
American Jobs Creation Act of 2004
      On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004. The American Jobs Creation Act amends various provisions of the Internal Revenue Code, governing the requirements for qualification and taxation as a REIT and the taxation of the shareholders of a REIT. Changes to the REIT provisions that are material to LQ Properties’ qualification and taxation as a REIT and to your taxation as a REIT stockholder are summarized below:

•	If LQ Properties fails to satisfy the 75% gross income test or the 95% gross income test, as described under “Federal Income Tax Considerations and Consequences of Your Investment — Federal Income Taxation” and “— Income Tests” in the accompanying prospectus, after its 2004 tax year, but nonetheless continues to meet the other requirements for qualification as a REIT, LQ Properties will not be disqualified as a REIT for any taxable year if:

•	following the identification by LQ Properties of a failure to meet one or both of the tests, LQ Properties files a schedule detailing such failure in accordance with Treasury Regulations; and

•	the failure of LQ Properties to meet these tests was due to reasonable cause and not willful neglect.

If LQ Properties qualifies for this relief, however, it will be subject to a tax on the excess of 95% of its gross income over its qualifying income.

•	If LQ Properties fails to satisfy the asset tests, as described under “Federal Income Tax Considerations and Consequences of Your Investment — Asset Tests” in the accompanying prospectus, at the end of a calendar quarter after LQ Properties’ 2004 taxable year, LQ Properties will not lose its REIT status if one of the following exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests and is de minimis (up to the lesser of 1% of the assets of LQ Properties and $10 million), and LQ Properties either disposes of the assets that caused the failure or otherwise satisfies the asset tests within 6 months after identifying the failure; or

•	Non-De Minimis Exception: All of the following requirements are satisfied: (1) the failure is not de minimis, (2) the failure is due to reasonable cause and not willful neglect, (3) LQ Properties files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (4) LQ Properties either disposes of the assets that caused the failure or otherwise satisfies the asset tests within 6 months after identifying the failure, and (5) LQ Properties pays an excise tax equal to the greater of $50,000 and 35% of the net income from the nonqualifying assets during the failure period.

•	In the event that LQ Properties fails to satisfy a REIT requirement after its 2004 taxable year (other than a failure to satisfy the gross income or asset tests), LQ Properties will not lose its REIT status but will incur a penalty of $50,000 for each reasonable cause failure to satisfy such a requirement.

•	For purposes of the 10% value test (i.e., the requirement that LQ Properties not own more than 10% of the value of the securities of any issuer other than a taxable REIT subsidiary or another REIT), as described under “Federal Income Tax Considerations and Consequences of Your Investment — Asset Tests” in the accompanying prospectus, the term “securities” will not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation in which LQ Properties owns no equity interest), loans to individuals or estates, and accrued obligations to pay rent. This provision is effective for taxable years of LQ Properties beginning after December 31, 2000.

•	Beginning in 2005, to the extent that LQ Properties enters into transactions (including interest rate swaps, futures contracts and other similar transactions) to hedge its indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract will not be taken into account for purposes of the 95% gross income test (i.e., will be excluded from both the numerator and the denominator of the calculation) and will be treated as non-qualifying income for purposes of the 75% gross income test.

•	The rules regarding LQ Properties’ ability to enter into leases with a taxable REIT subsidiary have been clarified.

•	For non-U.S. shareholders of publicly traded shares of LQ Properties, capital gain distributions with respect to a class of publicly traded shares occurring after LQ Properties’ 2004 taxable year that are attributable to a sale of real property by LQ Properties will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. shareholder does not own more than 5% of that class of LQ Properties’ shares during the taxable year.

U.S. Stockholders
      The following summary presents information that U.S. stockholders (as defined on page 51 of the accompanying prospectus) should consider when making an investment in our paired common stock. This information supplements the more comprehensive information beginning on page 51 of the accompanying prospectus.
      Legislation Affecting Taxation of Capital Gain and Qualified Dividends for U.S. Stockholders. On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to herein as the Jobs and Growth Tax Act. The Jobs and Growth Tax Act reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15%, for sales occurring after May 6, 2003 through December 31, 2008. The Jobs and Growth Act also taxes “qualified dividend income” of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends from 35% to 15%, for tax years from 2003 through 2008. “Qualified dividend income” generally includes dividends received from regular domestic corporations and from certain “qualified foreign corporations,” provided that certain required stock holding periods are met. Distributions taxable as dividends made by LQ Corporation are eligible to qualify as qualified dividend income taxed, in the case of individuals, at net capital gain rates, provided the applicable stock holding periods and other requirements are satisfied.
      Under the Jobs and Growth Tax Act, REIT dividends, other than capital gain dividends, generally are not qualified dividend income and continue to be taxed at ordinary rates. Dividends received by an individual from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes the sum of (1) the excess of the REIT’s “real estate investment trust taxable income” for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income in the preceding year, and (2) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations over the tax payable by the REIT on any such income in the preceding year. Distributions of ordinary income made by LQ Properties do not constitute qualified dividend income, subject to the exceptions identified in the two immediately preceding sentences.
      Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Non-U.S. Stockholders
      The following summary presents information that non-U.S. stockholders should consider when making an investment in our paired common stock in addition to the information beginning on page 55 of the accompanying prospectus. As used herein, the term “non-U.S. stockholder” means a beneficial owner of common stock who is not a U.S. stockholder. Special rules may apply to certain non-U.S. stockholders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” persons eligible for benefits under income tax treaties to which the U.S. is a party and certain U.S. expatriates. Non-U.S. stockholders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant for them.
      Dividends on Common Stock of LQ Corporation. Dividends paid to a non-U.S. stockholder with respect to common stock of LQ Corporation generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction or exemption under an applicable treaty, unless such non-U.S. stockholder is engaged in trade or business in the U.S. and such dividends are effectively connected with the conduct of such trade or business. In order to obtain a reduced rate of withholding, a non-U.S. stockholder generally will be required to provide a properly executed Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.
      Sale or Exchange of LQ Corporation Common Stock. A non-U.S. stockholder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock of LQ Corporation, unless:

•	such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met,

•	the holder is subject to special rules applicable to certain former citizens or former residents of the U.S.,

•	the holder is engaged in a trade or business in the U.S. and such gain is effectively connected with the conduct of such trade or business, or

•	the Foreign Investment in Real Property Tax Act of 1980 rules treat the gain as effectively connected with a U.S. trade or business.
Information Reporting and Backup Withholding with Respect to LQ Corporation Common Stock.
      Information returns will be filed with the Internal Revenue Service and provided to each non-U.S. stockholder with respect to any payments on the common stock of LQ Corporation that are subject to withholding or that are exempt from U.S. withholding tax pursuant to a tax treaty or other reason. Dividends paid to a non-U.S. stockholder with respect to LQ Corporation common stock generally will be exempt from backup withholding if the non-U.S. stockholder provides a properly executed Internal Revenue Service Form W-8BEN or otherwise establishes an exemption from withholding.
      The payment of proceeds from the disposition of common stock of LQ Corporation to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock of LQ Corporation to or through a foreign office of a foreign broker will generally not be subject to information reporting or backup withholding.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder with respect to shares of LQ Corporation common stock will be refunded or credited against the non-U.S. stockholder’s U.S. federal income tax liability, if any, if the non-U.S. stockholder provides, on a timely basis, the required information to the Internal Revenue Service.

UNDERWRITING
      Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in the prospectus, Lehman Brothers Inc. has agreed to purchase from us, 19,400,000 shares of paired common stock.
      The underwriting agreement provides that the underwriter’s obligation to purchase shares of paired common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of paired common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.
Commissions and Expenses
      The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

Per share	$0.20
Total	$3,880,000
      The underwriter has advised us that it proposes to offer the shares of paired common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.
      The expenses of the offering that are payable by us are estimated to be $152,000 (exclusive of underwriting discounts and commissions).
Lock-Up Agreements
      We and all of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any paired common stock or any securities which may be converted into or exchanged for any paired common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the paired common stock for a period of 60 days from the date of this prospectus supplement other than permitted transfers.
Indemnification
      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions
      The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, or purchases for the purpose of pegging, fixing or maintaining the price of the paired common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in the offering, which creates the short position. This short position may be either a covered short position or a naked short position. Because the underwriter does not have an option to purchase additional shares from us, any short position will be a naked short position. The underwriter will close out any short position by purchasing shares in the open market.
      These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our paired common stock or preventing or retarding a decline in the market price of the paired common stock. As a result, the price of the paired common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the paired common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.
Stamp Taxes
      If you purchase shares of paired common stock offered in the prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of the prospectus.

Relationships
      From time to time, Lehman Brothers Inc. and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to LQ Corporation, its affiliates and other companies in the lodging industry, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. An affiliate of Lehman Brothers Inc. is a lender under our existing credit facility.
Transfer Agent
      The transfer agent and registrar for our paired common stock is American Stock Transfer & Trust Company.
LEGAL MATTERS
      Goodwin Procter llp will pass upon certain matters relating to this offering for us. Weil, Gotshal & Manges LLP advised the underwriter in connection with the offering of the paired common stock.
EXPERTS
      The consolidated financial statements of LQ Corporation and subsidiaries and LQ Properties and subsidiaries as of December 31, 2004 and 2003 and for the years then ended appearing in our joint annual report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of LQ Corporation and subsidiaries and LQ Properties and subsidiaries for the year ended December 31, 2002 appearing in our joint annual report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report included thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, you may read our SEC filings at the offices of the NYSE, which are located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our paired common stock is listed on the NYSE.
      The La Quinta Companies maintain a website at www.LQ.com. The La Quinta Companies make available, free of charge, on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The information on our website is not part of or incorporated by reference in the prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of the prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement:

•	Our joint annual report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 15, 2005;

•	LQ Corporation’s proxy statement filed pursuant to Section 14(a) of the Exchange Act which was filed with the SEC on March 28, 2005;

•	Our joint quarterly report on Form 10-Q for the period ended March 31, 2005, which was filed with the SEC on April 29, 2005;

•	Our joint current report on Form 8-K, which was filed with the SEC on February 22, 2005;

•	Our joint current report on Form 8-K, which was filed with the SEC on March 1, 2005;

•	Our joint current report on Form 8-K, which was filed with the SEC on May 23, 2005; and

•	All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement.

Prospectus
LA QUINTA CORPORATION
LA QUINTA PROPERTIES, INC.
$750,000,000
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

        This prospectus provides you with a general description of debt and equity securities that La Quinta Corporation and La Quinta Properties, Inc. may offer and sell, from time to time, either separately, together, or in combination with other such securities, in one or more offerings with a total offering price of up to $750,000,000.
      Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.
      Our paired common stock trades on the New York Stock Exchange under the symbol “LQI”.
      Investing in our securities involves various risks. Beginning on page 1, we have discussed several “Risk Factors” that you should consider before investing in our securities. You should also read the risk factors incorporated into this prospectus from our other filings made from time to time with the Securities and Exchange Commission.

July 15, 2002

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

(i)

      In this prospectus, unless the context otherwise requires, the term “LQ Corporation” refers to collectively La Quinta Corporation and those entities owned or controlled by LQ Corporation (but excluding La Quinta Properties, Inc.); the term “LQ Properties” refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by LQ Properties; and the term “issuing company” means with respect to any class or series of securities offered by a prospectus supplement, the company which issues the securities. References to “we,” “us,” “our,” “the companies,” “the La Quinta Companies,” “La Quinta” or similar expressions in this prospectus refer collectively to LQ Corporation and LQ Properties, and their subsidiaries, and their predecessor entities for the applicable periods, considered as a single enterprise. The term “paired common stock” means the shares of common stock, par value $0.01 per share, of LQ Corporation that are paired and trade as a single unit with the shares of Class B common stock, par value $0.01 per share, of LQ Properties.
RISK FACTORS
      Before you invest in our securities, you should be aware that there are various risks in making such an investment, including those described below and in other information contained or incorporated by reference, including the risks described in our annual, quarterly and current reports filed with the Securities and Exchange Commission, or SEC, including without limitation, those risks described in our joint annual report on Form 10-K for the year ended December 31, 2001, which in the future and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our securities. This section includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed on page 2.

There is a possibility that there will be amendments to or elimination of the pairing arrangement or that, in certain circumstances, LQ Properties’ Board of Directors could terminate LQ Properties’ status as a REIT.
      Currently, the La Quinta Boards of Directors may modify or eliminate the pairing arrangement without the consent of the holders of LQ Properties common stock, LQ Properties Series A preferred stock, LQ Properties Series B preferred stock or LQ Corporation common stock. After you purchase our securities, the La Quinta Boards of Directors will still be able to modify or eliminate the pairing arrangement without your consent. In addition, the LQ Properties Board of Directors may, under certain circumstances, terminate LQ Properties’ status as a REIT without your consent.

The Class B common stock may be redeemed for nominal value, at any time, including prior to the time when the Class B common stock becomes eligible for dividends, subject to certain important limitations.
      The Class B common stock may be redeemed by LQ Properties for nominal value provided that the Class B common stock remains paired with the common stock of LQ Corporation and that no additional shares of Class B common stock are outstanding and unpaired. Although in form such redemption price is nominal, the redemption mechanic is designed to cause the holders of the Class B common stock to transfer such stock to LQ Corporation as a capital contribution, with a corresponding increase in the value of their existing common stock of LQ Corporation. LQ Properties may exercise its redemption right at any time, including prior to 2005 when the Class B common stock becomes eligible to receive dividends. If the Class B common stock is redeemed prior to 2005, holders of the Class B common stock will not have received any tax-advantaged dividends.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project” and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements and are including this statement for purposes of complying with these safe harbor provisions. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Although we believe the forward-looking statements are based on reasonable assumptions, we can give no assurance that their expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of various uncertainties and other factors, including without limitation:

•	our ability to successfully grow our lodging business;

•	the availability of capital for acquisitions and for renovations and the conditions of the capital markets in general;

•	competition within the lodging industry and the healthcare industry;

•	competition in franchising the La Quinta® brand;

•	the cyclicality of the real estate business, the lodging business and the healthcare business;

•	the continued effects of the events of September 11, 2001 and their aftermath on our business;

•	cost, yield and earning estimates;

•	general real estate and economic conditions;

•	our ability to comply with the financial covenants contained in our credit facility;

•	decreases in consumer confidence, which may result in less consumer spending and lower demand for our lodging business;

•	decreases in business spending and increased transportation costs, which may result in lower demand for our lodging business;

•	our policies regarding investments, indebtedness, acquisitions, dispositions, financing, conflicts of interests and other matters;

•	interruptions in transportation systems which may result in reduced business and leisure travel;

•	a general economic recession, which may adversely affect our business and markets and our ability to obtain cost-effective equity and/or debt financing;

•	interest rates;

•	our ability to continue to successfully sell our healthcare assets;

•	the ultimate outcome of litigation filed against us;

•	the availability of debt and equity financing;

•	the enactment of legislation further impacting us or LQ Properties’ status as a REIT;

•	the continuing ability of LQ Properties to qualify as a REIT;

•	the further implementation of regulations governing payments to, as well as the financial conditions of, operators of our healthcare related assets, including the filing for protection under the U.S. Bankruptcy

Code by any operators of our healthcare assets and the impact of the protection offered under the U.S. Bankruptcy Code for those operators who have already filed for such protection; and

•	other risks described in this prospectus, in the applicable prospectus supplement, and in our annual, quarterly and current reports incorporated by reference herein, including those identified in our joint annual report on Form 10-K for the year ended December 31, 2001. See “Where You Can Find More Information” beginning on page 3.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.
      We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
ABOUT THIS PROSPECTUS
      This prospectus is part of a joint registration statement filed by both:

•	LQ Corporation, a Delaware corporation; and

•	LQ Properties, its controlled subsidiary and a Delaware corporation that has elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes, with the SEC, utilizing a shelf registration process. Under this shelf process, either or both of LQ Corporation or LQ Properties may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. The joint registration statement, including the accompanying exhibits included or incorporated by reference, contains additional relevant information about us and the securities we are offering. The rules and regulations of the SEC allow us to omit certain information in the joint registration statement. Please read “Where You Can Find More Information” below to find out how you can obtain a copy of the joint registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements (in the case of LQ Corporation) and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or our website at http://www.laquinta.com. However, information contained in our website is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, or NYSE, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our paired common stock is listed on the NYSE under the symbol “LQI.”
      Each of LQ Corporation and LQ Properties have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Common Stock” and “Description of Preferred Stock” beginning on page 30 and page 34, respectively. Primarily to facilitate maintenance of LQ Properties’ qualifications as a REIT, each of LQ Corporation’s and

LQ Properties’ amended and restated certificate of incorporation, which we refer to as the “LQC Charter” and the “LQP Charter,” respectively, imposes limitations on the ownership and transfer of its stock. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26. We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to:
The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600
INFORMATION INCORPORATED BY REFERENCE
      The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents:

•	Our joint annual report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on March 18, 2002;

•	Our joint current report on Form 8-K for event dated January 2, 2002, which was filed with the SEC on January 17, 2002, as amended by our joint current report on Form 8/ K-A which was filed with the SEC on March 18, 2002;

•	The portions of LQ Corporation’s proxy statement for LQ Corporation’s 2002 annual meeting of stockholders that have been incorporated by reference into our joint annual report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on April 22, 2002;

•	Our joint quarterly report on Form 10-Q for the quarter ended March 31, 2002, which was filed with the SEC on May 13, 2002;

•	Our joint current report on Form 8-K, which was filed with the SEC on July 3, 2002; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 12(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.
      You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:
The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600
      This prospectus is part of a joint registration statement we filed with the SEC. We have incorporated exhibits into this joint registration statement. You should read the exhibits carefully for provisions that may be important to you.

ABOUT THE LA QUINTA COMPANIES
General
      We are a leading limited service lodging company providing clean and comfortable rooms in convenient locations at affordable prices. We are one of the largest owner/operators of limited service hotels in the United States. We owned and operated 219 La Quinta® Inns and 72 La Quinta® Inn & Suites containing approximately 38,000 rooms in 28 states as of March 31, 2002. We strive to design hotels that attract both business and leisure travelers seeking quality rooms that are generally comparable to those of mid-price, full-service hotels, but at lower average room rates. We believe that by not providing full-service, management-intensive facilities and services, such as in-house restaurants, cocktail lounges, or room service, that typically carry high fixed costs and low margins, we are able to deliver a product that satisfies our customers’ needs and price expectations, while also permitting us to concentrate on the variable cost structure and the high-margin nature of our limited service product.
      In addition to owning and operating our hotel properties, we began, in late 2000, to license the use of our proprietary brand names, including La Quinta Inns and La Quinta Inn & Suites in return for royalty and other fees through license agreements with franchisees. As of March 31, 2002, our franchisees operated 21 La Quinta Inns and 22 La Quinta Inn & Suites representing approximately 3,000 rooms under our brands.
      As of March 31, 2002, we owned or provided financing for 68 geographically dispersed healthcare facilities operated by six different third party operators. Consistent with our intention to focus on the lodging industry, the healthcare operations and assets in our portfolio have been decreasing as a result of continued success in selling these assets to other healthcare real estate investors or to the operators of the facilities.
      Over the last two years, we have undergone significant financial and strategic change. In January 2000, we began a strategy of selling non-lodging real estate assets in order to focus on our lodging business. As a result of that change in strategy, we replaced substantially all of our senior management with executives who have, on average, approximately 25 years of experience in lodging and related businesses.
      LQ Corporation and LQ Properties are incorporated under the laws of the State of Delaware. LQ Properties has qualified as a REIT for U.S. federal income tax purposes.
      Our principal executive offices are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038 and our telephone number is (214) 492-6600. Our paired common stock is listed on the NYSE under the symbol “LQI.”
Additional Information
      You should refer to our joint annual report on Form 10-K for the most recently completed fiscal year which as of the date of this prospectus, is December 31, 2001, for a more complete description of our business and properties.
Recent Developments
      On March 29, 2002, we amended certain terms of our $375 million credit facility to provide for the relaxation of the maximum total leverage ratio and the minimum fixed charge coverage and a reduction in the minimum lodging EBITDA (earnings before interest, taxes, depreciation and amortization) covenant. Also included in the amendment were some modifications to certain definitions and other provisions in our credit facility.
      On April 1, 2002, LQ Properties paid a dividend of $0.5625 per depositary share of preferred stock to holders of record of its 9.00% Series A cumulative redeemable preferred stock.
      Effective April 1, 2002, the intercompany hotel facility lease agreements between LQ Properties or certain of its subsidiaries and LQ Corporation were amended to provide, for among other things, a modification of the rent payments. The modified lease agreements provide for a percentage rate payment in an amount equal to 40% of the gross room revenues from the hotel facilities. The lease modifications will result in a decline in revenue for LQ Properties.
      On April 15, 2002, we announced the completion of our sale of 49 assisted living facilities operated by Alterra Healthcare Corporation for $109 million in gross proceeds.
      During April 2002, we repaid approximately $3,548,000 in notes payable scheduled to mature in March 2004. The repayment resulted in a gain of $22,000.
      During June 2002, we repaid approximately $8.8 million in principal on public bonds and paid off approximately $143 million of borrowings under the term loan of our credit facility.
      On June 3, 2002, LQ Properties announced it would pay on July 1, 2002 a dividend of $0.5625 per depositary share to holders of record as of June 14, 2002 of its 9.00% Series A cumulative redeemable preferred stock.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
      The ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends for (i) LQ Corporation and LQ Properties on a combined basis, (ii) for LQ Corporation on a consolidated basis, and (iii) for LQ Properties on a consolidated basis was as follows for each of the periods indicated. On January 2, 2002, LQ Corporation and LQ Properties completed the restructuring of the two companies by merging LQP Acquisition Corp., a newly formed, wholly owned subsidiary of LQ Corporation, with and into LQ Properties with LQ Properties continuing as the surviving entity. As a result of the merger, LQ Properties became a subsidiary controlled by LQ Corporation.
The La Quinta Companies

	Three Months
	Ended	Year Ended	Year Ended	Year Ended		Year Ended		Year Ended
	March 31,	December 31,	December 31,	December 31,		December 31,		December 31,
	2002(a)	2001(b)	2000(c)	1999		1998		1997

Ratio of Earnings to Fixed Charges	—	—	—	1.21	x	1.64	x	2.71	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	1.13	x	1.58	x	2.71	x
LQ Corporation

Three Months
	Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2002(d)	2001(e)	2000(e)	1999(e)	1998(e)	1997(e)

Ratio of Earnings to Fixed Charges	n/a	—	—	—	—	—
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	n/a	n/a	n/a	n/a	n/a	n/a
LQ Properties

	Three Months
	Ended	Year Ended	Year Ended	Year Ended		Year Ended		Year Ended
	March 31,	December 31,	December 31,	December 31,		December 31,		December 31,
	2002(f)	2001(g)	2000(h)	1999		1998		1997

Ratio of Earnings to Fixed Charges	—	—	—	1.33	x	1.77	x	2.71	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	1.25	x	1.70	x	2.71	x

(a)	Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $258,893,000 and $263,393,000, respectively. During the three months ended March 31, 2002, we recorded a nonrecurring non-cash charge of approximately $258,957,000 related to an adjustment to goodwill which resulted from the implementation of Standard of Financial

Accounting No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). This charge was accounted for as a cumulative effect of a change in accounting principle in accordance with SFAS 142.

(b)	Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $285,020,000 and $303,020,000, respectively. During the year ended December 31, 2001, we recorded approximately $317,131,000 of nonrecurring cash and non cash charges primarily related to our corporate restructuring (completed on January 2, 2002), impairments on certain lodging facilities, the impairment of investments in healthcare assets, severance and retention incentives and other exit costs related to the pending close of the Needham, Massachusetts office, cost control initiatives in our lodging operation including severance and retention incentives related to the elimination of approximately 60 corporate positions and professional fees and other expenses.

(c)	Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $335,491,000 and $353,491,000, respectively. During the year ended December 31, 2000, we recorded approximately $403,381,000 of nonrecurring cash and non cash charges primarily related to impairment and loss on sale of healthcare assets, a provision for loss on equity securities, severance and retention incentives and other costs related to elimination of certain healthcare positions and terms of employment for remaining healthcare employees, acceleration of certain debt issuance costs, and certain lodging employment and severance agreements.

(d)	As described above, on January 2, 2002 LQ Corporation and LQ Properties completed the restructuring of the two companies whereby LQ Properties became a subsidiary controlled by LQ Corporation. As a result, the combined/consolidated ratios presented under the heading “The La Quinta Companies” for the years 1997 through 2001 are comparable to the consolidated LQ Corporation ratios for the three months ended March 31, 2002 and separate LQ Corporation ratios on a stand alone basis are no longer applicable.

(e)	Earnings were inadequate to cover fixed charges. The amounts of deficiencies were approximately $101,623,000, $61,549,000, $31,394,000, $24,651,000 and $362,000 for the years ending December 31, 2001, 2000, 1999, 1998 and 1997, respectively.

•	During the years 2001, 2000, 1999 and 1998, LQ Corporation incurred approximately $275,359,000, $278,379,000, $274,018,000 and $125,706,000, respectively, of rent expense related to certain intercompany hotel facility leases between LQ Corporation (as lessee) and LQ Properties (as lessor). Although the companies believed that the intercompany leases entered into in July of 1998 conformed with normal business practices at the time and were consistent with leases entered into on an arm’s length basis, unexpected shortfalls in operating revenue from the levels anticipated under the original lease terms contributed to operating losses of LQ Corporation during the years 2001, 2000 and 1999. In 2002, the companies modified the terms of these leases such that the leases provide for a percentage rent payment only in an amount equal to 40% of gross room revenues from the hotel facilities. The lease modifications will result in a decline in expense for LQ Corporation and a decline in revenue for LQ Properties and will have no impact on the financial results, ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends of LQ Corporation and LQ Properties on a combined basis.

•	In addition, during the years ending December 31, 2001, 2000, 1999 and 1998 LQ Corporation recorded approximately $32,897,000, $2,836,000, $29,676,000 and $15,163,000, respectively, of nonrecurring cash and non cash charges primarily related to severance agreements with management employees replaced during those years, severance resulting from workforce reductions of approximately 60 employees in 2001 and 76 employees in 1998 in the lodging operation, the write-off of a paired share intangible in 2001, a charge recorded in 2001 related to the termination of a retirement plan, and the write-off of capitalized pre-development costs related to the lodging operation in 1998.

(f)	Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $235,768,000 and $240,268,000, respectively. During the three months ended March 31, 2002, we recorded a nonrecurring non-cash charge of approximately $258,957,000 related to an adjustment to goodwill which resulted from the implementation of SFAS 142. This charge was accounted for as a cumulative effect of a change in accounting principle in accordance with SFAS 142.

(g)	Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $183,397,000 and $201,397,000, respectively. During the year ended December 31, 2001, we recorded approximately $284,234,000 of nonrecurring cash and non cash charges primarily related to our corporate restructuring (completed on January 2, 2002), impairment of investments in healthcare assets, severance and retention incentives and other exit costs related to the pending close of the Needham, Massachusetts office.

(h)	Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $273,896,000 and $291,896,000, respectively. During the year ended December 31, 2000, we recorded approximately $401,522,000 of nonrecurring cash and non cash charges primarily related to impairment and loss on sale of investments in healthcare assets, and severance and retention incentives and other costs related to elimination of certain healthcare positions and terms of employment for remaining healthcare employees and acceleration of certain debt issuance costs.

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before gain on early extinguishment of debt and cumulative effect of change in accounting principle plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the amortization of debt issuance costs.
      The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations before gain on early extinguishment of debt and cumulative effect of change in accounting principle plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the amortization of debt issuance costs.
HOW WE INTEND TO USE THE PROCEEDS
      Unless we provide otherwise in a supplement to this prospectus, the net proceeds from the sale of securities offered under this prospectus will be used by the issuing company for one or more of the following:

•	the repayment and refinancing of debt or redemption of prior issuances of preferred stock;

•	the acquisition, development and improvement of properties;

•	the acquisition of other hotel businesses and/or brands;

•	capital expenditures;

•	franchising activities;

•	the possible repurchase of our paired common stock;

•	working capital; and

•	other general corporate purposes as mentioned in any prospectus supplement.

DESCRIPTION OF THE SECURITIES
      Either or both of LQ Corporation or LQ Properties may offer, from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated;

•	shares of common stock;

•	shares of preferred stock;

•	depositary shares; or

•	warrants exercisable for debt securities, common stock or preferred stock.
      The aggregate initial offering price of these offered securities that we may issue will not exceed $750,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.
      This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” beginning on page 3 to find out how you can obtain a copy of those documents.
      The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material U.S. federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.
DESCRIPTION OF DEBT SECURITIES
      This prospectus describes the general terms and provisions of the debt securities. Either or both of LQ Corporation and LQ Properties may offer senior debt securities or subordinated debt securities in one or more series. The debt securities of one company will not be paired with the debt securities of the other company, and the debt securities of any series will be the exclusive obligation of the company which issued the debt securities and not the joint obligations of the companies. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.
      The senior debt securities will be issued under one or more senior indentures between LQ Corporation or LQ Properties, as the case may be, dated as of a date prior to such issuance, and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between LQ Corporation or LQ Properties, as the case may be, and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to a trustee under any senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of the forms of the indentures as exhibits to our joint registration statement and they are incorporated into this prospectus by reference. The following summarizes the material provisions of the indentures, but may not contain all of the information that is important to you. You can access complete information by referring to the forms of indentures and the forms of debt securities. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.
General
      The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the debt securityholders of such series; and

•	provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.
      Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of the Debt Securities— Subordination of Subordinated Debt Securities” beginning on page 20 and in the applicable prospectus supplement.
      Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.
      The prospectus supplement for each offering will provide the following terms, where applicable:

•	the company issuing the debt securities;

•	the title of the debt securities and whether they are senior or subordinated;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal;

•	the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which the issuing company will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or exchange;

•	where notices or demands to or upon the issuing company in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which the issuing company may redeem the debt securities;

•	any obligation the issuing company has to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which the issuing company must redeem, repay or purchase the debt securities as a result of such an obligation;

•	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•	whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at the issuing company’s election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•	whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•	whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•	any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•	whether and under what circumstances the issuing company will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether the issuing company will have the option to redeem the debt securities in lieu of making such a payment;

•	whether and under what circumstances the debt securities being offered are convertible into common stock, Class B common stock, preferred stock or paired common stock, as the case may be, including the conversion price or rate or manner or calculation thereof;

•	the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	the depositary in whose custody (or on whose behalf custody shall be held by a custodian) any global debt security will be deposited and in whose name, or name of a nominee, any global debt security in the form of a registered security will be registered;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•	the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•	any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.
      Either or both of LQ Corporation and LQ Properties may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the U.S. federal income tax consequences and other relevant considerations applicable to original issue discount securities.
      We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.
      Except as described under “Description of the Debt Securities— Merger, Consolidation or Sale of Assets” beginning on page 15 or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit the ability of either LQ Corporation or LQ Properties to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving LQ Corporation or LQ Properties or any of our affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving LQ Corporation or LQ Properties that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

      Neither the Delaware General Corporation Law, or DGCL, nor our governing instruments define the term “substantially all” as it relates to the sale of assets. Additionally, Delaware cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public. Each of the LQC Charter and the LQP Charter contains restrictions on ownership and transfers of our stock that are designed to preserve LQ Properties’ status as a REIT and, therefore, may act to prevent or hinder a change of control. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26.
      We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Payment
      Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We also may pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.
      All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.
Denomination, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.
      Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.
      Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

      Neither LQ Corporation or LQ Properties, as the case may be, nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.
Merger, Consolidation or Sale of Assets
      The indentures provide that either or both of LQ Corporation or LQ Properties may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of its assets to, or (3) merge with or into, any other entity provided that:

•	either LQ Corporation or LQ Properties, as the case may be, is the continuing entity, or the successor entity, if other than LQ Corporation or LQ Properties, as the case may be, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

•	after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.
Covenants
      Existence. Except as permitted under “Description of the Debt Securities— Merger, Consolidation or Sale of Assets,” the indentures require each of LQ Corporation and LQ Properties, as the case may be, to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights. However, the indentures do not require either LQ Corporation or LQ Properties to preserve any right if it determines that any right is no longer desirable in the conduct of its business.
      Maintenance of properties. If LQ Corporation or LQ Properties, as the case may be, determine that it is necessary in order to properly and advantageously carry on its business, the indentures require it to:

•	cause all of its material properties used or useful in the conduct of its business or the business of any of its subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment; and

•	cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.
      However, the indentures do not prohibit LQ Corporation or LQ Properties, as the case may be, or their respective subsidiaries, from selling or otherwise disposing of its respective properties for value in the ordinary course of business.
      Insurance. The indentures require LQ Corporation’s and LQ Properties’ insurable properties to be insured against loss or damage in an amount deemed reasonable by its respective Board of Directors with insurers of recognized responsibility.
      Payment of taxes and other claims. The indentures require LQ Corporation and LQ Properties, as the case may be, to pay, discharge or cause to be paid or discharged, before they become delinquent, all taxes, assessments and governmental charges levied or imposed on it, its affiliates or its affiliates’ income, profits or property. However, LQ Corporation and LQ Properties, as the case may be, will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
      Provision of financial information. The indentures require LQ Corporation and LQ Properties, as the case may be, to (1) within 15 days of each of the respective dates by which it is required to file its annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that it files with the SEC under Section 13 or 15(d) of the Exchange Act, (2) to file with the trustee and the SEC any additional information, documents and reports regarding compliance by the issuing company with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee mail, or cause to be mailed, to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by the issuing company pursuant to (1) and (2) above, and (4) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.
      Additional covenants. The applicable prospectus supplement will set forth any additional covenants of LQ Corporation or LQ Properties relating to any series of debt securities.
Events of Default, Notice and Waiver
      Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default for 30 days in the payment of any installment of interest when due and payable;

•	default for five business days in the payment of principal of, or any premium (or make-whole amount), when due at its stated maturity;

•	default in making any sinking fund payment as required for any debt security of such series;

•	default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by LQ Corporation or LQ Properties, as the case may be, continuing for 60 days after written notice as provided in the applicable indenture;

•	(1) a default under any bond, debenture or note having an aggregate principal amount of at least $20,000,000; or
(2) a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by LQ Corporation or LQ Properties, as the case may be, or its affiliates in an aggregate principal amount of at least $20,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 days after notice to the issuing company specifying such default;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of LQ Corporation or LQ Properties, as the case may be, or any of its affiliates which is considered a significant subsidiary; and

•	any other event of default provided with respect to a particular series of debt securities.
      When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.
      If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•	the issuing company has deposited with the applicable trustee all required payments of the principal and any premium (or make-whole amount) which have become due other than by such declaration or acceleration, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.
      The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium (or make-whole amount) or interest;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.
      The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.
      The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.
      The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

      Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.
Modification of the Indentures
      The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.
      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.
      LQ Corporation or LQ Properties, as the case may be, and their respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to the issuing company as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture (1) to facilitate the issuance of, or to change or eliminate restrictions on the payment of principal of, or premium (or make-whole amount) or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.
Voting
      The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.
      The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.
      Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.
      Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.
      Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.
Subordination of Subordinated Debt Securities
      Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.
      Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made, and no redemption, purchase or other acquisition of the subordinated debt securities may be made, in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving the issuing company or its assets;

•	of any liquidation, dissolution or other winding up of the issuing company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

•	of any assignment for the benefit of creditors;

•	that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

•	that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.
      If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness. Even if the subordination provisions prevent the issuing company from making any payment when due on the subordinated debt securities of any series, the issuing company will be in default on its obligations under that series if the issuing company does not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against the issuing company, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of either LQ Corporation or LQ Properties, as the case may be, and their respective subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.
      The prospectus supplement may include a description of additional terms implementing the subordination feature.
Discharge, Defeasance and Covenant Defeasance
      Unless otherwise indicated in the applicable prospectus supplement, the indentures allow each of LQ Corporation or LQ Properties, as the case may be, to discharge their obligations to holders of any series of debt securities issued under any indenture when:

•	either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at the issuing company’s option, are to be redeemed within one year, and LQ Corporation or LQ Properties, as the case may be, has irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium (or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	LQ Corporation or LQ Properties, as the case may be, has paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.
      Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon the issuing company’s irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•	to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.
      Notwithstanding the above, LQ Corporation or LQ Properties, as the case may be, may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.
      The indentures only permit LQ Corporation or LQ Properties, as the case may be, to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for

U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount) and interest.
      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium (or make-whole amount) and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.
      In the event that (a) LQ Corporation or LQ Properties, as the case may be, effect covenant defeasance with respect to any debt securities and (b) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration. Notwithstanding the first sentence of this paragraph, the events of default in (b) above shall not include the event of default described in (1) the fourth bullet point under “—Event of Default, Notice and Wavier” with respect to specified sections of an indenture or (2) the seventh bullet point under “—Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance.
      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Conversion Rights
      The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.
Global Securities
      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. Either or both LQ Corporation and LQ Properties may issue global securities in either registered or bearer form and in either temporary or permanent form. The issuing company will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.
      Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by LQ Corporation or LQ Properties, as the case may be, if the issuing company offers such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.
      We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants with the depository) and records of participants (with respect to beneficial interests of persons who hold through participants with the depository). Neither LQ Corporation or LQ Properties, as the case may be, nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.
      So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.
      Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, LQ Corporation or LQ Properties, as the case may be, and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither LQ Corporation or LQ Properties, as the case may be, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.
      Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.
      If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, LQ Corporation or LQ Properties, as the case may be, may at any time and in their sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.
      The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.
No Recourse
      There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.

INFORMATION ABOUT OUR CAPITAL STOCK
Authorized Shares
      LQ Corporation. The LQC Charter authorizes LQ Corporation to issue 531,000,000 shares of capital stock, consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share; (ii) 6,000,000 shares of preferred stock, par value $0.10 per share; and (iii) 25,000,000 shares of excess stock, par value $0.10 per share.
      The LQC Charter grants to LQ Corporation’s Board of Directors the power to classify and authorize the issuance of one or more classes or series of LQ Corporation preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Corporation’s Board of Directors and as are not prohibited by the LQC Charter or applicable law.
      As of June 28, 2002, 152,803,760 shares of common stock were issued and outstanding and no shares of preferred stock or excess stock were issued and outstanding.
      LQ Properties. The LQP Charter authorizes LQ Properties to issue 532,000,000 shares of capital stock, consisting of: (i) 1,000,000 shares of Class A common stock, par value $0.10 per share; (ii) 500,000,000 shares of Class B common stock, par value $0.01 per share; and (iii) 6,000,000 shares of preferred stock, par value $0.10 per share, 805,000 of which have been designated as 9% Series A cumulative redeemable preferred stock and 1,000 of which have been designated as 9% Series B cumulative redeemable preferred stock; and (iv) 25,000,000 shares of excess stock, par value $0.10 per share.
      The LQP Charter grants to LQ Properties’ Board of Directors the power to classify and authorize the issuance of one or more classes or series of LQ Properties preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Properties’ Board of Directors and as are not prohibited by the LQP Charter or applicable law.
      As of June 28, 2002, 100,000 shares of LQ Properties Class A common stock were issued and outstanding, 143,373,612 shares of LQ Properties Class B common stock were issued and outstanding, 700,000 shares of Series A preferred stock were issued and outstanding and 1,000 shares of Series B preferred stock were issued and outstanding. No shares of excess stock were issued and outstanding.
      The summary description of our capital stock set forth below is not complete. We refer you to any other certificate of designations which we will file with the SEC in connection with any offering of preferred stock.
Pairing Arrangement
      The terms of the LQ Corporation common stock and the LQ Properties Class B common stock currently require that, until the limitation on transfer provided for in Article Fourteen of each of the LQC Charter and the LQP Charter is terminated, shares of common stock of LQ Corporation and shares of Class B common stock of LQ Properties are transferable and tradeable only in combination as units, each unit consisting of one share of LQ Corporation common stock and one share of LQ Properties Class B common stock. The pairing is evidenced by “back-to-back” stock certificates, that is, certificates evidencing shares of LQ Properties Class B common stock are printed on the reverse side of certificates evidencing shares of LQ Corporation common stock. The certificates bear a legend referring to the conditions on transfer imposed by the LQC Charter and the LQP Charter. Shares of the underlying shares of convertible preferred stock of LQ Corporation common stock and LQ Properties Class B common stock are also subject to the pairing arrangement. However, the LQC Charter and the LQP Charter do allow the respective Board of Directors of LQ Corporation and LQ Properties to, in their sole discretion, issue unpaired shares of its capital stock.

Limits on Ownership of Stock and Restrictions on Transfer
      For LQ Properties to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, it must meet certain requirements concerning the ownership of its outstanding shares of equity stock. Specifically, not more than 50% in value of LQ Properties’ outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) (this ownership restriction is commonly referred to as the “5/50 Test”). Additionally, the shares of stock must be beneficially owned by 100 or more persons, during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, at least 75% of LQ Properties’ gross income for each year must consist of qualified “rents from real property” and income from certain other real property investments. The Internal Revenue Code contains certain provisions that exclude rental income paid by a “related party” from the concept of qualified “rents from real property” for purposes of this gross income test. The Internal Revenue Code will treat LQ Corporation as a “related party” for purposes of this gross income test if LQ Properties owns, actually or constructively, 10% or more of the ownership interests in LQ Corporation within the meaning of section 856(d)(2)(B) of the Internal Revenue Code. LQ Properties will be deemed to constructively own 10% or more of the ownership interests in LQ Corporation if a person holding 10% or more of LQ Properties common stock also holds 10% or more of LQ Corporation common stock. Thus, if one person held 10% or more of the outstanding paired common stock, LQ Corporation would be deemed a related party of LQ Properties and LQ Properties would lose its status as a REIT. Accordingly, both of LQ Properties and LQ Corporation must have various restrictions on the ownership of shares of their capital stock in order to ensure that the 5/50 Test is met, as well as to ensure that rents received by LQ Properties from LQ Corporation are not deemed to be rents from a related party. The 100,000 shares of LQ Properties Class A common stock currently held entirely by LQ Corporation is excluded from the ownership restrictions.
      To protect LQ Properties’ against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, the LQC Charter and the LQP Charter, subject to certain exceptions, provide that no single person, may “Beneficially Own” or “Constructively Own” more than 9.9% of the aggregate number of outstanding shares of any class or series of capital stock. Each of the company’s respective Board of Directors may waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties’ status as a REIT for U.S. federal income tax purposes.
Shares Owned in Excess of the Ownership Limit
      Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 9.9% ownership limits will be converted automatically into shares of “excess stock” and will be transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization. However, for purposes of determining shares owned in excess of the ownership limit, the 100,000 shares of LQ Properties Class A common stock currently held by LQ Corporation is excluded.
      Upon the occurrence of such a conversion of shares of any class or series of LQ Properties stock into an equal number of shares of excess stock, such shares of LQ Properties stock shall be automatically retired and canceled, without any action required by the LQ Properties’ Board of Directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of LQ Properties stock from which such excess stock was converted and may be reissued by LQ Properties as to that particular class or series of stock.
      Upon the conversion into excess shares of any shares of any class or series of LQ Corporation stock that are paired with a class or series of shares of LQ Properties stock, such shares of LQ Properties shall likewise be converted into an equal number of shares of excess stock and be paired with such converted shares of LQ Corporation.
      Each share of excess stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the respective company’s Board of Directors as shares of the class or series of stock from which such excess stock was converted. The trustee, to whom shares of excess stock are transferred, as record holder of the shares of excess stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the beneficiary. The “prohibited owner,” with respect to such shares of excess stock, shall repay to the trust the amount of any dividends or distributions received by it that are attributable to any shares that have been converted into shares of excess stock and the record date of which was on or after the date that such shares were converted into shares of excess stock. The companies shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were converted into shares of excess stock; and, as soon as reasonably practicable following the companies’ receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.
Right to Purchase Excess Stock
      In addition to the foregoing transfer restrictions, and as more fully explained in the LQC Charter and the LQP Charter, shares of excess stock shall be deemed to have been offered for sale to the respective company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares of excess stock or (2) the market price on the date the respective company, or its designee, accepts such offer. The respective company shall have the right to accept such offer for a period of 90 days.
General
      The foregoing restrictions on transferability and ownership will not apply if LQ Properties’ Board of Directors determines that it is no longer in our best interest for LQ Properties to continue to qualify as a REIT. Furthermore, the respective Board of Directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize LQ Properties’ qualification as a REIT and the respective Board of Directors otherwise decides that such action is in its stockholders’ best interest.
      Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request in order to determine LQ Properties’ status as a REIT and to ensure compliance with the ownership limits.
      The ownership limits may have the effect of delaying, deferring or preventing a change of control of the companies.
Certain Anti-Takeover Provisions
      Under the DGCL, transactions such as mergers, consolidations, sales of all or substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares.
      However, the ability of each of the companies to merge with or be acquired by another corporation is limited by the DGCL. Under the DGCL, with certain exceptions, a publicly-held corporation may not engage in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person became an interested stockholder unless:

•	prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are both directors and officers and (2) certain employee stock plans; or

•	on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      A “business combination” includes certain mergers, consolidations, asset sales, transfers and transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is, in general, a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the provision restricting business combinations with interested stockholders. Neither LQ Corporation nor LQ Properties has adopted such an amendment.
      Both the LQC Charter and the LQP Charter contain provisions which restrict certain “business combinations” (as defined therein) with interested stockholders. An interested stockholder for the purposes of these provisions includes any person or entity who is, together with its affiliates and associates, the beneficial owner of more than 10% of the voting stock of the applicable company. These provisions provide that business combinations with interested stockholders of a company may not be consummated without:

•	the affirmative vote of the holders of at least 80% of the combined voting power of all issued and outstanding shares entitled to vote in the election of directors of such company (“Voting Stock”);

•	if less than 90% of the combined voting power of the Voting Stock approve the business combination, the affirmative vote of at least a majority of the combined voting power of Voting Stock held by persons who are not interested stockholders.
      These provisions do not apply to business combinations approved by a majority of the directors unaffiliated with the interested stockholder and elected prior to such an interested stockholder becoming an interested stockholder or if certain price and procedural requirements are met. A “business combination” includes:

•	a merger or consolidation with an interested stockholder;

•	the sale or disposition of assets to an interested stockholder having an aggregate fair market value of $5,000,000 or more;

•	the issuance of securities to an interested stockholder having a fair market value of $5,000,000 or more;

•	the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

•	any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an interested stockholder.
      The higher percentage of stockholder approval required for a business combination with interested stockholders, together with the provisions of the DGCL described above, could make it more difficult for a third party to gain control of the companies, and could have the effect of delaying or preventing a merger, tender offer or other attempt to take over the companies.
      Certain provisions of the DCGL, and each of LQ Corporation’s and LQ Properties’ amended and restated bylaws, which we refer to as the “LQC bylaws” and the “LQP bylaws,” respectively, could have a potential for similar anti-takeover effects. Those provisions include the following:

•	the LQC Charter and the LQP Charter and the bylaws of each of the companies provide for a classified Board of Directors, with each class standing for re-election once every three years;

•	Delaware law permits removal of directors of LQ Corporation and LQ Properties, other than upon expiration of their term, only for cause;

•	except as may be provided in a certificate of designations creating a class or series of preferred stock, the LQC bylaws and the LQP bylaws do not permit stockholders to call a special meeting of stockholders;

•	the LQC Charter and the LQP Charter contain restrictions on the number of shares that may be owned by any stockholder and permit the companies to enforce those restrictions by purchasing shares from stockholders or by refusing to transfer shares;

•	the LQC Charter and the LQP Charter permit the issuance, without stockholder approval, of one or more series of preferred stock with rights and preferences to be determined by the Board of Directors;

•	the LQC bylaws and the LQP bylaws each eliminate the right of stockholders to take action by written consent;

•	the LQC bylaws and the LQP bylaws each require that vacancies in the Board of Directors and newly created directorships be filled by the remaining directors (except as may otherwise be provided with respect to any series of preferred stock); and

•	the LQC bylaws and the LQP bylaws each require advance notice of stockholder proposals and director nominations.

DESCRIPTION OF COMMON STOCK
General
      Under the LQC Charter, LQ Corporation has authority to issue 500,000,000 shares of common stock, par value $0.01 per share. Under the LQP Charter, LQ Properties has authority to issue 1,000,000 shares of Class A common stock, par value $0.01 per share, of which 100,000 shares have been issued to LQ Corporation, and 500,000,000 shares of Class B common stock, par value $0.01 per share. LQ Corporation’s common stock is paired with LQ Properties’ Class B common stock. As of June 28, 2002, we had 143,373,612 shares of paired common stock issued and outstanding. These shares of paired common stock are listed on the NYSE under the symbol “LQI.” Although the LQC Charter and LQP Charter permit LQ Corporation and LQ Properties, respectively, to issue unpaired shares of capital stock, including unpaired common stock, the companies anticipate that they will offer their respective common stock together in paired units comprised of one share of common stock of LQ Corporation and one share of Class B common stock of LQ Properties.
      You should carefully read the LQC Charter and the LQP Charter, the LQC bylaws and the LQP bylaws and the description of our paired common stock in the documents incorporated by reference into this prospectus, as well as in any prospectus supplement before making an investment in our paired common stock.
      Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of our paired common stock.
LQ Corporation Common Stock
      Dividends. Subject to provisions of law and the preferences of any outstanding series of preferred stock, the holders of LQ Corporation common stock will be entitled to receive dividends when, as and if declared by LQ Corporation’s Board of Directors. LQ Corporation will pay those dividends either in cash, or otherwise, at the rate and on the date or dates declared by its Board of Directors.
      Liquidation Preference. Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Corporation, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding series of preferred stock, the holders of LQ Corporation common stock are entitled to receive their proportionate share of all assets available for distribution.
      Voting Rights. Subject to the provisions of the LQC Charter regarding excess stock, holders of LQ Corporation common stock are entitled to one vote for each share of common stock held on every matter submitted to a vote of stockholders of LQ Corporation. Except as otherwise required by law or the terms of any outstanding series of preferred stock, the holders of LQ Corporation have sole voting power. Holders of LQ Corporation common stock do not have cumulative voting rights in the election of directors. Pursuant to the terms of the LQC Charter, certain business combinations, including but not limited to any merger or consolidation, requires a higher vote than a majority.
      Redemption. LQ Corporation has the limited right to redeem LQ Corporation common stock in the event of a violation of the ownership limitation set forth in the LQC Charter.
      Restrictions on Ownership and Transfer. For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist LQ Properties in meeting this requirement, LQ Corporation may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of its outstanding equity securities, directly or indirectly, by one individual. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26.
      Classification of Board of Directors. LQ Corporation’s Board of Directors is divided into three classes, such classes to be as nearly equal in number as possible. Directors of each class are elected to serve three-year terms with one class elected at each succeeding annual meeting.

LQ Properties Class B Common Stock
      Dividends. No dividends will be paid on the Class B common stock prior to the calendar year commencing January 1, 2005. Beginning in the calendar year commencing January 1, 2005, subject to certain limitations and to the prior rights of the holders of LQ Properties Series A preferred stock and Series B preferred stock to receive dividends, dividends in an amount not to exceed $0.10 per share per annum may be declared and paid or set apart for payment on a quarterly basis upon the Class B common stock out of any assets or funds of LQ Properties legally available for the payment of dividends as, if and when declared by the LQ Properties Board of Directors or any authorized committee thereof. Holders of Class B common stock will have no right to any dividend or distribution (preferential or otherwise) unless declared by LQ Properties Board of Directors or any authorized committee thereof. The dividend on the Class B common stock will accumulate during any calendar year in which dividends on the Class A common stock are declared and paid but will otherwise be non-cumulative.
      A Class B dividend, if, when and as declared by the LQ Properties Board of Directors, or any authorized committee thereof, will rank junior to the Series A preferred stock dividend and the Series B preferred stock dividend and senior to the Class A common stock dividend.
      Liquidation Preference. Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Properties, whether voluntary or involuntary, and subject to the liquidation preferences of holders of LQ Properties Series A preferred stock and Series B preferred stock, and to the liquidation preference of the holders of Class A common stock, holders of Class B common stock will be entitled to receive, out of the assets of LQ Properties legally available for liquidating distributions to holders of shares of capital stock in LQ Properties, a liquidating distribution in an amount equal to 10% of such assets, with the remaining 90% of such assets to be distributed concurrently to the holders of Class A common stock. For such purposes, the consolidation or merger of LQ Properties with one or more entities, a statutory share exchange, or the sale or transfer of all or substantially all of LQ Properties’ assets, shall be deemed not to be a liquidation, dissolution or winding up of LQ Properties.
      Voting Rights. Subject to certain exceptions, the Class B common stock has no common stock voting power. Pursuant to the terms of the LQP Charter, an affirmative vote of at least a majority of the outstanding Class B common stock shall be necessary to effect or validate any amendment, alteration or repeal of any of the provisions of the LQP Charter that adversely affects the rights of the holders of the Class B common stock.
      Redemption Rights. Subject to the limitations and conditions described below, LQ Properties, at its sole option upon written notice (a “Redemption Notice”), has the right (the “Redemption Right”) to redeem all, but not less than all, of the outstanding Class B common stock for a nominal amount of cash (the “Redemption Amount”) provided that, at such time, all such outstanding shares of Class B common stock continue to be paired with shares of LQ Corporation common stock and that LQ Properties, any subsidiary of LQ Properties or LQ Corporation are the only holders of any shares of LQ Corporation common stock that are not paired with Class B common stock. Additionally, in the event LQ Properties has a share repurchase program in effect, the Redemption Right will not be exercisable until such time as such share repurchase program is terminated.
      The redemption shall be deemed to have been made on the earlier of (1) the close of business on the applicable date fixed by LQ Properties for the redemption (the “Redemption Date”) or (2) the date on which the Redemption Notice was given and the funds for such redemption were irrevocably set aside by LQ Properties in trust for such redemption, and after such date the Class B common stock shall no longer be deemed outstanding for any purpose, except the right to receive the Redemption Price, without interest thereon, upon surrender of the certificates evidencing the Class B common stock.
      The Redemption Notice shall be given by LQ Properties by first class mail to each holder of Class B common stock at the holder’s address as shown on the share books of LQ Properties and shall specify (1) the Redemption Date, (2) the Redemption Price and (3) the place or places where certificates for the Class B common stock to be redeemed are to be surrendered for payment of the Redemption Price.

      Upon receipt of a Redemption Notice, each holder of Class B common stock shall surrender to the transfer agent a certificate or certificates evidencing their shares. As soon as practicable, LQ Properties shall pay the applicable Redemption Amount to the holder.
      Restrictions on Ownership and Transfer. For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist in meeting this requirement, LQ Properties may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of its outstanding equity securities, directly or indirectly, by one individual. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26.
LQ Properties Class A Common Stock
      General. The holders of Class A common stock do not have any preemptive rights with respect to the issuance of any shares of capital stock in LQ Properties or any securities convertible into, exchangeable for or carrying rights or options to purchase any such shares. The Class A common stock is not paired with shares of stock of LQ Corporation. As of June 28, 2002, 100,000 shares of Class A common stock were outstanding and held by LQ Corporation.
      Dividends. Subject to the prior rights of the holders of LQ Properties Series A preferred stock and Series B preferred stock to receive dividends, and the rights of holders of LQ Properties Class B common stock to receive dividends of $0.10 per share per annum beginning in the calendar year commencing on January 1, 2005, payable on a quarterly basis, prior to the payment of dividends on the Class A common stock and the requirement that LQ Properties distribute the minimum dividend in order to maintain REIT status, dividends may be declared and paid or set apart for payment upon the Class A common stock out of any assets or funds of LQ Properties legally available for the payment of dividends, but only when and as declared by the LQ Properties Board of Directors or any authorized committee thereof. Holders of Class A common stock will have no right to any dividend or distribution (preferential or otherwise) unless declared by the LQ Properties Board of Directors or any authorized committee thereof.
      A Class A dividend, if, when and as declared by the LQ Properties Board of Directors, or any authorized committee thereof, will rank junior to the Series A preferred stock dividend, the Series B preferred stock dividend and the Class B common stock dividend.
      Liquidation Preference. Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Properties, whether voluntary or involuntary, and subject to the liquidation preferences of holders of LQ Properties Series A preferred stock and Series B preferred stock, holders of Class A common stock will be entitled to receive, out of the assets of LQ Properties legally available for liquidating distributions to holders of shares of capital stock in LQ Properties, a liquidating distribution in an amount equal to (1) the aggregate book value of the total equity of LQ Properties on December 31, 2000, as shown on the balance sheet of LQ Properties filed with the SEC, less the amount of such book value represented by the LQ Properties Class A preferred stock and Class B preferred stock (the “Class A Liquidating Distribution”), and (2) after the payment in full of the Class A Liquidating Distribution, 90% of such assets, with the remaining 10% of such assets to be distributed concurrently to the holders of the Class B common stock as described above (see “LQ Properties Class B Common Stock— Liquidation Preference”). For such purposes, the consolidation or merger of LQ Properties with one or more entities, a statutory share exchange or the sale or transfer of all or substantially all of LQ Properties’ assets, shall be deemed not to be a liquidation, dissolution or winding up of LQ Properties.
      Voting Rights. The holders of Class A common stock are entitled to one vote per share upon all matters submitted to the vote of holders of shares of capital stock in LQ Properties at any meeting of stockholders of LQ Properties. Furthermore, pursuant to the terms of the LQP Charter, an affirmative vote of at least a majority of the outstanding Class A common stock shall be necessary to effect or validate any amendment, alteration or repeal of any of the provisions of the LQP Charter that adversely affects the rights of the holders of the Class A common stock. Accordingly, LQ Corporation, as the sole holder of the Class A common stock, is the only LQ Properties’ stockholder entitled to vote on matters submitted to a vote of holders of LQ Properties’ common stock.
      Redemption Rights. LQ Properties does not have the right to, and LQ Corporation as the sole holder of the Class A common stock does not have the right to require LQ Properties to, redeem any or all of the Class A common stock at any time except in the event of a violation of the ownership limit.
      Classification of Board of Directors. LQ Properties’ Board of Directors is divided into three classes, such classes to be as nearly equal in number as possible. Directors of each class are elected to serve three-year terms, with one class elected at each succeeding annual meeting.
Transfer Agent
      The transfer agent and registrar for our paired common stock, is EquiServe Trust Company, N.A., Boston, Massachusetts.

DESCRIPTION OF PREFERRED STOCK
      Either or both of LQ Corporation and LQ Properties may issue preferred stock in one or more series in such amounts and with such designations, powers, preferences or other rights qualifications, limitations and restrictions as may be fixed by the applicable Board of Directors in the certificate of designation relating to each particular series.
General
      The Board of Directors of each of LQ Corporation and LQ Properties, under the LQC Charter and the LQP Charter, respectively, is authorized without a vote or other stockholder action, to provide for the issuance of up to 6,000,000 shares of preferred stock, par value $0.10 per share, in one or more series. As of March 31, 2002, LQ Properties had designated 805,000 shares of its preferred stock as 9% Series A cumulative redeemable preferred stock, of which 700,000 shares were outstanding and 1,000 shares as 9% Series B cumulative redeemable preferred stock of which 1,000 shares were outstanding.
      Each of the companies may offer shares of its preferred stock separately from the other company, or the companies may offer shares of their respective preferred stock together, and the preferred stock of one company may or may not be paired with the preferred stock of the other company. However, when issued the preferred stock of any series will represent an equity interest only in the company which issued the preferred stock and will not represent an equity interest in, and will not otherwise be an obligation of, the other company, even though the preferred stock of one company may be paired with the preferred stock of the other company.
      Prior to the issuance of shares of each series, the Board of Directors of LQ Corporation and LQ Properties, as the case may be, is required by the DGCL and the LQC Charter and the LQP Charter, respectively, to fix, for each series, subject to the provisions of their respective charter regarding excess stock, the designations, powers and preferences, and the relative, participating optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations and restrictions thereof as are permitted by Delaware law. The preferred stock will, when issued following the receipt of full consideration therefor, be fully paid and nonassessable and will have no preemptive rights. The description of preferred stock described in this prospectus and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The issuance of preferred stock may reduce the amount of earnings and assets available for distribution to our paired common stockholders and/or the rights and powers that they possess. In addition, the Board of Directors of either or both LQ Corporation or LQ Properties could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that our paired common stockholders might believe to be in their best interests or in which holders of some, or a majority, of the shares of paired common stock might receive a premium for their shares over the then market price of such shares of paired common stock.
Terms
      A prospectus supplement relating to each such series to be issued pursuant to this prospectus will specify the terms of the preferred stock, including, if applicable, the following:

•	the title of the series and stated value;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share and the offering price;

•	the applicable dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof;

•	the date from which dividends on the preferred stock shall accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any redemption or sinking fund provisions for a sinking fund;

•	any securities exchange listing;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into common stock, Class B common stock, or paired common stock, as the case may be, including the conversion price or rate or manner of calculation thereof;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, and the exchange period;

•	a discussion of applicable U.S. federal income tax considerations;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of the issuing company;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon the issuing company’s liquidation, dissolution or the winding up of the issuing company;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve LQ Properties’ status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such series.
      The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock.
Transfer Agent
      The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.
Description of Series A Preferred Stock
      LQ Properties currently has outstanding a series of preferred stock designated the “9% Series A Cumulative Redeemable Preferred Stock.” As of June 28, 2002, 700,000 shares of Series A preferred stock, par value $0.10 per share, were issued and outstanding, which such Series A preferred shares are represented by depositary shares.
      Dividends. Holders of Series A preferred stock shall be entitled to receive, when, as and if declared by the LQ Properties Board of Directors or any duly authorized committee thereof, cumulative cash dividends, on a quarterly basis, at the rate of 9% per annum of the $250.00 per share liquidation preference of the Series A preferred stock (equivalent to an annual rate of $22.50 per share).
      Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of LQ Properties, the holders of the shares of Series A preferred stock then outstanding shall be entitled to receive liquidating distributions in cash or property at its fair market value as determined by LQ Properties Board of Directors in the amount of $250.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment. Such payment will be subject to the preferential rights of the holders of shares of any class or series of capital stock of LQ Properties ranking prior to the Series A preferred stock.
      Redemption Rights. The Series A preferred stock is not redeemable prior to June 17, 2003, except for REIT qualification purposes as provided in the LQP bylaws. On and after June 17, 2003, LQ Properties may, at its option, on written notice, redeem the Series A preferred stock in whole or from time to time in part, for a cash redemption price equal to $250.00 per share, together with all accrued and unpaid dividends to the date fixed for redemption.

      Voting Rights. Except as required by law or in limited circumstances provided for in the LQP Charter, the holders of Series A preferred stock do not have any voting rights.
      Conversion. The Series A preferred stock is not convertible into or exchangeable for any other property or securities of LQ Properties, except in the event it is necessary for LQ Properties to remain qualified as a REIT.
      Restrictions on Ownership and Transfer. In accordance with the LQP bylaws, LQ Properties may purchase Series A preferred stock, as necessary, to remain qualified as a REIT. The Series A preferred stock is, and will continue to be, subject to the ownership and other restrictions set forth in the LQP Charter. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26.
Description of Series B Preferred Stock
      In October 1999, in connection with LQ Properties’ acquisition (by merger) of TeleMatrix, Inc., the “9% Series B Cumulative Redeemable Convertible Preferred Stock,” with a par value of $0.10 per share, was issued. As of June 28, 2002, 1,000 shares of Series B preferred stock were issued and outstanding.
      Dividend. Holders of Series B preferred stock shall be entitled to receive, when, as and if declared by the LQ Properties Board of Directors or any duly authorized committee thereof, cumulative cash dividends, on a quarterly basis, at the rate of 9% per annum of the $25,000 per share liquidation preference of the Series B preferred stock (equivalent to an annual rate of $2,250 per share).
      Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of LQ Properties, the holders of the shares of Series B preferred stock then outstanding shall be entitled to receive liquidating distributions in cash or property at its fair market value as determined by the LQ Properties Board of Directors in the amount of $25,000 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment. Such payment will be subject to the preferential rights of the holders of shares of any class or series of capital stock of LQ Properties ranking prior to the Series B preferred stock.
      Redemption Rights. The Series B preferred stock is not redeemable prior to October 7, 2004, except for REIT qualification purposes as provided in the LQP bylaws. On and after October 7, 2004, LQ Properties may, at its option, on written notice, redeem the Series B preferred stock in whole, or from time to time, in part, for a cash redemption price equal to $25,000 per share, together with all accrued and unpaid dividends to the date fixed for redemption.
      Voting Rights. Except as required by law or in limited circumstances provided for in the LQP Charter, the holders of Series B preferred stock shall not have any voting rights.
      Conversion. The Series B preferred stock shall not be convertible prior to the earlier to occur of (1) October 7, 2004, or (2) the first day that dividends on any shares of Series B preferred stock shall be in arrears for six or more dividend periods. The Series B preferred stock may then be converted in accordance with the terms of the LQP Charter.
      Restrictions on Ownership and Transfer. In accordance with the LQP bylaws, LQ Properties may purchase Series B preferred stock, as necessary, to remain qualified as a REIT. The Series B preferred stock is, and will continue to be, subject to the ownership and other restrictions set forth in the LQP Charter. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26.

DESCRIPTION OF DEPOSITARY SHARES
General
      Either or both of LQ Corporation and LQ Properties may, at their option, elect to offer fractional interests in shares of preferred stock of a series, rather than full shares of preferred stock. If so, the issuing company will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. The fraction of a share of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement. Each of the companies may offer its depositary shares separately from the other company, or the companies may offer their respective depositary shares together, and the depositary shares of one company may or may not be paired with the depositary shares of the other company. However, when issued, the preferred stock of any series represented by depositary shares will represent an equity interest only in the company which issued the preferred stock, and will not represent an equity interest in, and will not otherwise be an obligation of, the other company, even though the depositary shares of one company may be paired with the depositary shares of the other company. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.
      Currently, LQ Properties has designated 805,000 shares of Series A preferred stock of which 700,000 shares of Series A preferred stock are issued and outstanding. The 700,000 shares of Series A preferred stock are represented by a total of 7,000,000 Series A depositary shares, each of which represents a one-tenth interest in a shares of Series A preferred stock.
      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between the issuing company and a bank or trust company selected by the issuing company. The depositary will have its principal office in the United States and a combined capital and surplus of at least $100,000,000. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. LQ Corporation or LQ Properties, as the case may be, will distribute depositary receipts to those persons purchasing the fractional shares of preferred stock of a series underlying the depositary shares in accordance with the terms of the offering. The issuing company will file copies of the deposit agreement and depositary receipt as exhibits to the applicable prospectus supplement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete and is subject to and qualified in its entirety by reference to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with the offering of the specific depositary shares.
      Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts, which we will prepare without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at the expense of the issuing company.
      Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the depositary shares that prospectus supplement covers.
      The summary of the terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, the LQC Charter and the LQP Charter, as the case may be, and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions received with respect to the applicable series of preferred stock to the record holders of depositary shares relating to the preferred stock of that series in proportion to the number of depositary shares owned by those holders.
      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that the distribution cannot be made proportionately or it is not feasible to make the distribution. If this occurs, the depositary may, with the approval of the issuing company, sell the property and distribute the net proceeds from the sale to the applicable holders or adopt another method of distribution as it deems equitable.
Withdrawal of Underlying Preferred Stock
      Upon surrender of the depositary receipts at the depositary’s corporate trust office, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property those depositary shares represent. Holders of depositary shares will be entitled to receive whole shares of the related class or series of preferred stock, but holders of those whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts that the holder delivers to the depositary evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing that excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.
Conversion, Redemption or Exchange
      If a series of preferred stock represented by depositary shares is subject to provisions relating to conversion, redemption or exchange as set forth in the applicable prospectus supplement, each holder of the related depositary shares will have the right or obligation to convert, redeem or exchange depositary shares in accordance with its terms.
Liquidation Preference
      If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the issuing company, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.
Redemption of Depositary Shares
      If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever LQ Corporation or LQ Properties, as the case may be, redeems shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the issuing company. The rights of holders of depositary shares after the date fixed for redemption will be described in the applicable prospectus supplement.

Voting the Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with the instructions. The issuing company will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.
Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between LQ Corporation or LQ Properties, as the case may be, and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.
      Whenever so directed by the issuing company, the depositary will terminate the deposit agreement by mailing notice of termination to the record holders of all depositary receipts then outstanding at least 30 days prior to the date fixed in the notice for termination. The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to the issuing company a written notice of its election to resign, and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of termination) or perform any further acts under the deposit agreement except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with those dividends and distributions and the net proceeds of any sales of rights, preferences, privileges and other property, without liability for interest thereon, in exchange for depositary receipts surrendered.
Charges of Depositary
      LQ Corporation or LQ Properties, as the case may be, will pay charges of the depositary in connection with the initial deposit of the preferred stock, any redemption of the preferred stock and other administrative matters. Holders of depositary receipts will pay transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Restrictions on Ownership and Transfer
      For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, the shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or a proportionate part of a shorter taxable year. To protect LQ Properties against the risk of losing its status as a REIT, the LQC Charter and the LQP Charter contain provisions and restrictions intended to preserve the status of LQ Properties as a REIT, including provisions permitting each of LQ Corporation and LQ Properties to purchase its capital stock from its stockholders or to refuse to transfer its capital stock. The preferred stock represented by the depositary shares offered by any prospectus supplement will be subject to all of these provisions and restrictions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. See “Limits on Ownership of Stock and Restrictions on Transfer” beginning on page 26.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering notice to LQ Corporation or LQ Properties, as the case may be, of its election to resign. The issuing company may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.
Miscellaneous
      The depositary will forward to holders of depositary receipts all reports and communications from the issuing company delivered to the depositary required to be furnished to the holders of the preferred stock.
      Neither LQ Corporation or LQ Properties, as the case may be, nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its respective obligations under the deposit agreement. The issuing company’s obligations and those of the depositary will be limited to performance in good faith of its respective duties under the deposit agreement. Neither the issuing company nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The issuing company and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS
General
      Either or both of LQ Corporation or LQ Properties may issue warrants for the purchase of debt securities (debt warrants), preferred stock, depositary shares or common stock (stock warrants) or any combination thereof. The warrants will be issued under warrant agreements to be entered into between the issuing company and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement.
      The following description sets forth certain general terms and provisions of the warrants. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the warrants covered by that prospectus supplement. The following summary of certain provisions of the debt warrants, stock warrants, warrant agreements and warrant certificates is not complete and is subject to all of the provisions of the warrant agreements and warrant certificates.
Debt Warrants
      The particular terms of any individual debt warrants that either or both of LQ Corporation of LQ Properties offers under this prospectus will be described in the applicable prospectus supplement relating to those debt warrants. Those terms may include all or any of the following:

•	the title and the aggregate number of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related securities with which the debt warrants are issued and the number of debt warrants issued with each of those securities;

•	the date, if any, on and after which the debt warrants and any related securities will be separately transferable;

•	the principal amount of securities purchasable upon exercise of each debt warrant and the price at which such principal amount of securities may be purchased upon such exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	whether the debt warrants represented by debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	information with respect to any book-entry procedures;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	redemption or call provisions of the debt warrants, if any; and

•	any additional rights, preferences, privileges, limitations and restrictions.
      If the terms of any issuance of debt warrants differ from the terms set forth in this prospectus, then those differing terms will also be disclosed in the prospectus supplement applicable to that issuance.
      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon exercise of the debt warrants. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void and non-exercisable.
      Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the issuing company will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, then a new debt warrant certificate will be issued for the remaining amount of debt warrants.
Stock Warrants
      The particular terms of any individual stock warrants that either or both of LQ Corporation or LQ Properties may offer under this prospectus will be described in the applicable prospectus supplement relating to those stock warrants. Those terms may include all or any of the following:

•	the title and the aggregate number of stock warrants;

•	the offering price for the stock warrants, if any;

•	the type and number of shares of preferred stock, depositary shares or common stock purchasable upon exercise of the stock warrants and the procedures and conditions relating to the exercise of the stock warrants;

•	the designation and terms of any related securities with which the stock warrants are issued, and the number of stock warrants issued with each of those securities;

•	the date, if any, on and after which the stock warrants and related stock will be separately transferable;

•	the offering price of the stock warrants, if any;

•	the initial price at which the shares of stock may be purchased upon exercise of stock warrants and any provision with respect to adjustments of the purchase price;

•	the date on which the right to exercise the stock warrants will commence and the date on which such right will expire;

•	if applicable, the minimum or maximum amount of the stock warrants that may be exercised at any one time;

•	redemption or call provisions of the stock warrants, if any;

•	anti-dilution provisions of the stock warrants, if any; and

•	any additional rights, preferences, privileges, limitations and restrictions.
      If the terms of any issuance of stock warrants differ from the terms set forth in this prospectus, then those differing terms will also be disclosed in the prospectus supplement applicable to that issuance.
      Stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of stock purchasable upon such exercise, and will not be entitled to any dividend payments on such stock purchasable upon such exercise.

      Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock, depositary shares or common stock, as the case may be, at the exercise price set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void and non-exercisable.
      Stock warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the issuing company will, as soon as practicable, forward a certificate representing the number of shares of stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, then a new stock warrant certificate will be issued for the remaining amount of stock warrants.

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT
      The following is a general summary of the material U.S. federal income tax considerations and consequences associated with an investment in our securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to a particular prospective securityholder in light of his/her personal circumstances; nor does it deal with particular types of securityholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the U.S. federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, and the rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.
      We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.
Federal Income Taxation
      LQ Properties believes that it has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. However, we cannot assure you that LQ Properties has qualified as a REIT or will continue to so qualify.
      It must be emphasized that such qualification and taxation as a REIT depend upon LQ Properties’ ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership and various other qualification tests imposed under the REIT provisions of the Internal Revenue Code, as discussed below. We cannot assure you that the actual results of LQ Properties’ operations for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time.
      If LQ Properties has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. “Double taxation” refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.
      LQ Properties, even if it qualifies for taxation as a REIT, will be subject to federal income or excise tax as follows:

•	First, LQ Properties will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

•	Second, LQ Properties may be subject to the alternative minimum tax.

•	Third, if LQ Properties has net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, LQ Properties will be subject to tax at the highest corporate rate on such income. Foreclosure property is, in general, any real property and any personal property incident to such real property acquired through foreclosure or deed in lieu of foreclosure.

•	Fourth, if LQ Properties has net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business.

•	Fifth, if LQ Properties should fail to satisfy either the 75% or 95% gross income test but has nonetheless maintained its qualification as a REIT because other requirements have been met, LQ Properties will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of LQ Properties’ gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 90% of LQ Properties’ gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect LQ Properties’ profitability.

•	Sixth, if LQ Properties fails to distribute during each year at least the sum of (a) 85% of its ordinary income for such year, (b) 95% of its capital gain net income for such year and (c) any undistributed taxable income from prior periods, LQ Properties will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•	Seventh, LQ Properties may be subject to tax upon the disposition of certain assets acquired from a C-corporation in a carryover-basis transaction, as discussed in “—Built-In Gain Tax” immediately below.

•	Eighth, LQ Properties may be subject to a 100% tax on some items of income and expense that are directly or constructively paid between LQ Properties and a taxable REIT subsidiary of LQ Properties if and to the extent the Internal Revenue Service, or IRS, successfully adjusts the reported amounts of these items.
      Built-In Gain Tax. If LQ Properties acquires any asset from a corporation which is or has been a C-corporation in a transaction in which the basis of the asset in LQ Properties’ hands is determined by reference to the basis of the asset in the hands of the C-corporation, and LQ Properties subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then LQ Properties will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which LQ Properties acquired the asset (i.e., the net built-in gain). A C-corporation is generally defined as a corporation required to pay full corporate-level tax.
      The results described in the preceding paragraph with respect to the recognition of gain assume that LQ Properties has made or will make, as applicable, an election under IRS Notice 88-19 or applicable Treasury Regulations. LQ Properties acquired assets subject to this entity-level tax as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. Direct or indirect sales of such assets by LQ Properties during the applicable recognition period are likely to result in a U.S. federal income tax liability to LQ Properties to the extent, in general, of the lesser of the net built-in gain inherent in the assets sold and the gain recognized.
      Potential Reallocation of Income. LQ Corporation, LQ Properties and certain of the entities in which they own a direct or indirect interest are controlled by the same interests. As a result, the IRS could, pursuant to section 482 of the Internal Revenue Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. It is the policy of LQ Corporation and LQ Properties to evaluate material intercompany transactions and to attempt to set the terms of such transactions so as to achieve substantially the same result as they believe would have been if they were unrelated parties. As a result, LQ Corporation and LQ Properties believe that (i) all material transactions between them and among them and the entities in which they own a direct or indirect interest have been and will be negotiated and structured with the intention of achieving an arm’s-length result, and (ii) the potential application of section 482 of the Internal Revenue Code should not have a material effect on LQ Corporation or LQ Properties.

Requirements for Qualification as a REIT
      Organizational requirements. The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:
      (1) is managed by one or more trustees or directors;
      (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
      (3) would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code;
      (4) is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;
      (5) the beneficial ownership of which is held by 100 or more persons; and
      (6) during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.
      In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or the entity to its beneficial owners in determining the number of owners of the outstanding stock.
      The LQP Charter currently includes restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist LQ Properties in continuing to satisfy conditions (5) and (6). We cannot assure you, however, that the restrictions in the LQP Charter will, as a matter of law, preclude it from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause LQ Properties to fail these conditions.
      In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. LQ Properties has a calendar year taxable year.
      Effect of Subsidiary Entities. If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for U.S. federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. When we use the term “qualified REIT subsidiary,” we mean a corporation, other than a taxable REIT subsidiary, in which all of its stock is held by the REIT, or by other disregarded subsidiaries, or by a combination of the two.
      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. A REIT’s proportionate share of the assets of the partnership will be determined based on the REIT’s capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests described below. Thus, LQ Properties’ proportionate share of the assets, liabilities and items of income of any entity taxable as a partnership for U.S. federal income tax purposes in which it holds an interest will be treated as assets and liabilities of LQ Properties and items of income of LQ Properties for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which LQ Properties owns an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary of LQ Properties is a corporation other than a REIT in which LQ Properties directly or indirectly holds stock and that has made a joint election with LQ Properties to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of LQ Properties owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax, and state and local income tax where applicable, as a regular C-corporation.
Income Tests
      Generally. To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

•	First, at least 75% of LQ Properties’ gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property” and interest income derived from mortgage loans secured by real property, and from certain types of temporary investments of new capital.

•	Second, at least 95% of LQ Properties’ gross income for each taxable year must be derived from investments meeting the 75% test above and from dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property. For purposes of this test, gross income excludes gross income from prohibited transactions.
      For purposes of satisfying the gross income tests described above, “rents from real property” generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as “rents from real property” is subject to the conditions described immediately below.

•	Rents received generally must not be based in whole or in part on the income or profits derived from any person. “Rents from real property” may, however, include rent based on a fixed percentage of receipts or sales.

•	Rents received must not be from a related party tenant. A tenant is a related party tenant if the REIT, directly or indirectly, actually or constructively owns 10% or more of such tenant. LQ Properties may, however, lease property to a taxable REIT subsidiary of LQ Properties, and the rents received from that subsidiary will not be disqualified from being “rents from real property” by reason of LQ Properties’ ownership interest in the subsidiary. LQ Properties can avail itself of this exception to the related-party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is on similar terms to the rent paid by third parties.

•	Rents attributable to personal property that is leased in connection with a lease of real property must not be greater than 15% of total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•	The REIT generally must not operate or manage the property or furnish or render services to tenants. However, the REIT may:

•	provide services that are usually or customarily rendered in connection with the rental of a room or other space for occupancy only and are not otherwise considered rendered to the occupant;

•	provide or furnish non-customary services through an independent contractor if the independent contractor is adequately compensated and the REIT derives no income from the independent contractor;

•	provide non-customary services with respect to its properties if the income from the provision of such services with respect to any particular property does not exceed 1% of all amounts received by the REIT from such property; and

•	provide or furnish non-customary services through a taxable REIT subsidiary.
      LQ Properties generally does not intend to receive rent which fails to qualify as “rents from real property.” Notwithstanding the foregoing, LQ Properties may have taken and may continue to take actions which fail to satisfy one or more of the requirements for rent to qualify as “rents from real property” to the extent that it determines, based on the advice of tax counsel, that those actions will not jeopardize its status as a REIT.
      Intercompany Lease. LQ Properties derives a substantial portion of its income from the leasing of its hotel properties. LQ Properties currently leases for a fixed period substantially all of its fee and leasehold interests in its hotels and associated property to a wholly owned subsidiary of LQ Corporation, LQC Leasing, LLC. Prior to April 1, 2002, these leases provided for a fixed payment of base rent plus a percentage rent based on room and other revenues. Effective April 1, 2002, the leases were modified to provide for, among other things, a percentage rent payment only in an amount equal to 40% of the gross room revenues provided from the hotel properties.
      In order for the rents paid under the intercompany leases to constitute “rents from real property,” such leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the intercompany leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. We believe that the intercompany leases constitute and will continue to constitute true leases, although we cannot assure you that the IRS would not challenge the characterization of such leases or that the IRS would not prevail in such a challenge. If any significant lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, LQ Properties would not be able to satisfy either the 75% or 95% gross income tests.
      The percentage rent under the intercompany leases will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the intercompany leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as “rents from real property” if, considering the intercompany leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.
      The companies believe that the intercompany leases conform with normal business practice and the percentage rent will be treated as “rents from real property.” LQ Properties does not intend, with respect to hotel properties that it may directly or indirectly acquire in the future, to charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).
      LQ Properties may not own, directly or constructively, 10% or more of LQ Corporation. If LQ Properties were to own, directly or constructively, 10% or more of any tenant, including LQ Corporation, the tenant would be a related party tenant and the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of LQ Properties as a REIT, the LQP Charter and the LQC Charter contain restrictions on the amount of shares of either corporation that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 9.9% or more of the outstanding paired common stock will be ineffective. Notwithstanding such restrictions, because the Internal Revenue Code’s constructive ownership rules for purposes of the 10% ownership limit are broad and it is not possible for us to continually monitor direct and constructive ownership of paired common stock, it is possible for a person to own sufficient paired common stock to cause the termination of LQ Properties’ REIT status. LQ Properties currently leases substantially all of its fee and leasehold interests in its hotels and associated property to LQC Leasing, LLC.
      We believe that the rent payable under the intercompany leases will be treated as “rents from real property” for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would cause a portion of the rent received to fail to qualify as “rents from real property.” If such failure were in sufficient amounts, LQ Properties would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.
      Overall Compliance with the Gross Income Tests. LQ Properties believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.
      If LQ Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under the Internal Revenue Code. Generally, LQ Properties may avail itself of the relief provisions if:

•	failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	a schedule of the sources of LQ Properties’ income is attached to its U.S. federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.
      It is not possible, however, to state whether in all circumstances LQ Properties would be entitled to the benefit of these relief provisions. For example, if LQ Properties fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, LQ Properties will not qualify as a REIT. Even if these relief provisions apply, and LQ Properties retains its status as a REIT, a tax could be imposed with respect to its non-qualifying income. LQ Properties may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.
Asset Tests
      At the close of each quarter of its taxable year, LQ Properties also must satisfy four tests relating to the nature and diversification of its assets:

•	First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date LQ Properties receives these proceeds;

•	Second, not more than 25% of LQ Properties’ total assets may be represented by securities, other than those securities included in the 75% asset test;

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities of a taxable REIT subsidiary, may not exceed 5% of the value of LQ Properties’ total assets and LQ Properties may not own more than 10% by vote or value of any one issuer’s outstanding securities; and

•	Fourth, the value of the securities LQ Properties owns in any taxable REIT subsidiaries may not exceed 20% of the value of LQ Properties’ total assets.

      After initially meeting the asset tests at the close of any quarter, LQ Properties will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If LQ Properties fails to satisfy the asset tests because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in interests in any partnership or limited liability company in which LQ Properties owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. LQ Properties believes it has maintained, and intends to continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests. In addition, LQ Properties intends to take other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If LQ Properties fails to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.
      LQ Properties believes that commencing with its taxable year ended December 31, 1979 it has complied with the asset tests.
Annual Distribution Requirements
      To maintain its qualification as a REIT, LQ Properties is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its “REIT taxable income;” and

•	90% of its after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of its noncash income items over 5% of “REIT taxable income” as described below.
LQ Properties’ “REIT taxable income” is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income includes income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.
      LQ Properties must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before LQ Properties timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to LQ Properties’ stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that LQ Properties does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, LQ Properties will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. LQ Properties believes it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.
      LQ Properties expects that its “REIT taxable income” will be less than its cash flow because of depreciation and other non-cash charges included in computing its “REIT taxable income.” Accordingly, LQ Properties anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy its distribution requirements. LQ Properties may not, however, have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, LQ Properties may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.
      LQ Properties may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which LQ Properties may include in its deduction for dividends paid for the earlier year. Thus, LQ Properties may be able to avoid being taxed on amounts distributed as deficiency dividends. However, LQ Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
      In addition, LQ Properties will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which its actual distributions during a calendar year are less than the sum of 85% of its ordinary income for the year, 95% of its capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.
      Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to LQ Properties’ stockholders by the end of January immediately following that year, will be treated for all U.S. federal income tax purposes as having been paid on December 31 of the prior year.
Failure to Qualify
      If LQ Properties fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, LQ Properties will be required to pay tax, including any alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify as a REIT will not be deductible and LQ Properties will not be required to distribute any amounts to its stockholders. As a result, LQ Properties anticipates that its failure to qualify as a REIT would reduce the cash available for distribution to its stockholders. In addition, if LQ Properties fails to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of its current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, LQ Properties will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification. It is not possible to state whether in all circumstances LQ Properties would be entitled to this statutory relief.
Federal Income Taxation of LQ Corporation
      LQ Corporation is subject to U.S. federal income tax on its taxable income. LQ Corporation will be taxed on the dividends it receives from LQ Properties and will not be entitled to a dividends-received deduction with respect to such dividends.
Federal Income Taxation of Holders of Securities
      Federal Income Taxation of Taxable U.S. Stockholders. As used below, the term “U.S. stockholder” means a holder of common stock or preferred stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States, or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.
Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. stockholders.
      Distributions Generally. Distributions out of LQ Properties’ current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable

U.S. stockholders as ordinary income. As long as LQ Properties qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions are out of current or accumulated earnings and profits, LQ Properties’ earnings and profits will be allocated first to its outstanding preferred stock and then to its common stock.
      To the extent that LQ Properties makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in his or her shares will be taxable as capital gain, provided that the shares are held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends LQ Properties declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by LQ Properties and received by the stockholder on December 31 of that year, provided LQ Properties actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of LQ Properties’ net operating losses or capital losses.
      The IRS will deem LQ Properties to have sufficient earnings and profits to treat as a dividend any distribution by it up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Federal Income Tax Considerations and Consequences of Your Investment—Federal Income Taxation” above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of LQ Properties’ earnings and profits. As a result, stockholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.
      Capital Gain Distributions. Distributions that LQ Properties properly designates as capital gain dividends will be taxable to U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that these gains do not exceed LQ Properties’ actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on specified designations, if any, which LQ Properties may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.
      Passive Activity Losses and Investment Interest Limitations. Distributions LQ Properties makes and gains arising from the sale or exchange by a U.S. stockholder of LQ Properties stock will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any “passive losses” against this income or gain. Distributions by LQ Properties, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares and capital gains dividends, however, may not be treated as investment income depending upon your particular situation.
      Retention of Net Long-Term Capital Gains. LQ Properties may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If LQ Properties makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent LQ Properties designates, a U.S. stockholder generally would:

•	include its proportionate share of LQ Properties’ undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of LQ Properties taxable year falls;

•	be deemed to have paid the capital gains tax imposed on LQ Properties on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it; and

•	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it.

      Distributions from LQ Corporation. Distributions from LQ Corporation up to the amount of LQ Corporation’s current and accumulated earnings and profits will be taken into account by U.S. stockholders as ordinary income and will be eligible for the dividends-received deduction for corporations. Distributions in excess of LQ Corporation’s current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder’s LQ Corporation shares, but rather will reduce the adjusted basis of such LQ Corporation shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s LQ Corporation shares they will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).
      Dispositions of Stock. If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the such shares of stock for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset. This gain or loss will generally be long-term capital gain or loss if you have held the shares for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 20%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of the shares of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.
Federal Taxation of Tax-Exempt Holders of Stock
      Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Accordingly, distributions by LQ Properties and/or LQ Corporation will not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a “tax-exempt stockholder”) provided the tax-exempt stockholder has not held its shares as “debt financed property” within the meaning section 514 of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Similarly, income from the sale of shares of stock will not, subject to certain exceptions described below, constitute UBTI unless the tax-exempt stockholder has held such shares as a dealer (under section 512(b)(5)(B) of the Internal Revenue Code) or as “debt-financed property.”
      For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the REIT will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the REIT. Such prospective investors should consult their tax advisors concerning these “set-aside” and reserve requirements.
      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will (subject to a de minimis exception) be treated as UBTI as to any tax-exempt stockholder that (i) is described in section 401(a) of the Internal Revenue Code, (ii) is tax-exempt under section 501(a) of the Internal Revenue Code, and (iii) holds more than 10% (by value) of the interests in the REIT. LQ Properties does not expect to be a “pension-held REIT” within the meaning of the Internal Revenue Code.
Taxation of Holders of Debt Securities and Potential Tax Consequences of their Investment in the Debt Securities
      Stated interest and market discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for U.S. federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and subsequently recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument’s stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.
      A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.
      Amortizable bond premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.
      The amortizable bond premium deduction is treated as an offset to interest income on the related security for U.S. federal income tax purposes. Each prospective purchaser is urged to consult his/her tax advisor as to the consequences of the treatment of such premium as an offset to interest income for U.S. federal income tax purposes.
      Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.
Information Reporting Requirements and Backup Withholding
      We report to our domestic holders of securities and the IRS the amount of dividends and interest paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic holder of securities may be subject to backup withholding at a maximum rate of up to 30% in 2002 (decreasing periodically thereafter to 28% in 2006) with respect to dividends and interest paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A holder of securities who does not provide La Quinta with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder’s income tax liability. In addition, LQ Properties may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

      Special tax considerations of non-United States stockholders and potential tax consequences of their investment in the securities
      The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and we have not attempted to provide more than a summary of those rules in this prospectus. If you are a prospective non-United States securityholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the securities, including any reporting requirements.
      Distributions not attributable to gain from the sale or exchange of a United States real property interest. Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by LQ Properties of United States real property interests and are not designated by LQ Properties as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of LQ Properties’ current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common stock or preferred stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. In the case of a non-United States stockholder that is a non-United States corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of LQ Properties’ current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock or preferred stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s shares of common stock or preferred stock, such distributions will give rise to tax liability if the non-United States stockholder otherwise would be subject to tax on any gain from the sale or disposition of his common stock or preferred stock.
      Distributions attributable to gain from the sale or exchange of a United States real property interest. For any year in which LQ Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by LQ Properties of United States real property interests will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or Real Property Tax Act. Under the Real Property Tax Act, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-United States corporate stockholder not entitled to treaty relief or exemption.
      Withholding obligations from distributions to foreign stockholders. Although tax treaties may reduce LQ Properties’ withholding obligations, LQ Properties generally will be required to withhold from distributions to non-United States stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if LQ Properties designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. If the amount of tax withheld by LQ Properties with respect to a distribution to a non-United States stockholder exceeds the stockholder’s United States tax liability with respect to such distribution, the non-United States stockholder may file for a refund of such excess from the IRS.
      Sales of common stock or preferred stock by a non-United States stockholder. Gain recognized by a non-United States stockholder upon a sale of his common stock or preferred stock generally will not be taxed under the Real Property Tax Act if LQ Properties is a domestically controlled REIT. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than

50% in value of the stock was held directly or indirectly by non-United States persons. It is currently anticipated that LQ Properties will be a domestically controlled REIT, and, therefore, sales of common stock or preferred stock will not be subject to taxation under the Real Property Tax Act. However, because LQ Properties’ common stock and preferred stock are traded publicly, LQ Properties may not continue to be a domestically controlled REIT. Furthermore, gain not subject to the Real Property Tax Act will be taxable to a non-United States stockholder if (a) investment in the common stock or preferred stock is effectively connected with the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of common stock or preferred stock were to be subject to taxation under the Real Property Tax Act, the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain. The non-United States stockholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of Non-United States corporations. In addition, a purchaser of common stock or preferred stock subject to taxation under the Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by a non-United States stockholder. Any amount withheld would be creditable against the non-United States stockholder’s Foreign Investment in Real Property Tax Act tax liability. See “—Withholding obligations from distributions to foreign stockholders” of this section for a discussion of the withholding regulations.
Other Tax Consequences
      The companies and their stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they transact business or reside. The state, local or foreign tax treatment of LQ Properties, LQ Corporation and the holders of shares of stock of LQ Properties and LQ Corporation may not conform to the U.S. federal income tax consequences discussed above. CONSEQUENTLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS ON THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES OF LQ PROPERTIES AND/ OR LQ CORPORATION.

HOW WE PLAN TO SELL THE SECURITIES
      We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	directly to agents;

•	to dealers;

•	if indicated in the prospectus supplement, by delayed delivery contracts or by remarketing firms;

•	through underwriting syndicates led by one or more managing underwriters;

•	through one or more underwriters acting alone; and

•	through a combination of any such methods of sale.
      Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell the securities in one or more transactions, including without limitation negotiated transactions, at a fixed public offering price or at a varying price determined at the time of sale. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
      We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
      If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.
      The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
Any of the prices may represent a discount from the prevailing market prices.
      In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

•	identify the purchase price and proceeds from such sale;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the securities; and

•	identify any securities exchanges on which the securities may be listed.
      Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the paired common stock which is listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.
      Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.
      If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.
      The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.
      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.
      We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.
      Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make.
      Underwriters, dealers and agents may engage in transactions with us, perform services for us or our subsidiaries or be our tenants in the ordinary course of business.
      If indicated in the applicable prospectus supplement, securities may also be offered or sold by a “remarketing firm” in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.
      If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.
      To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
EXPERTS
      The financial statements incorporated in this prospectus by reference to the joint annual report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
      Certain legal matters, including the validity of the securities offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

19,400,000 Shares
La Quinta Corporation
La Quinta Properties, Inc.
Common Stock

PROSPECTUS SUPPLEMENT
May 24, 2005

Lehman Brothers